Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: RAIT FUNDING, LLC, a Delaware limited liability company, et al.[1] Debtors.	Chapter 11 Case No. 19-11915 (BLS) (Jointly Administered)

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT CHAPTER 11 PLAN

PLEASE NOTE THAT THIS PROPOSED DRAFT DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125 FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE CHAPTER 11 PLAN DESCRIBED HEREIN.  ACCORDINGLY, THE FILING AND DISTRIBUTION OF THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OF SUCH PLAN, AND THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY ANY PARTY FOR ANY PURPOSE.

Patrick A. Jackson (Del. Bar No. 4976)
Joseph N. Argentina, Jr. (Del. Bar No. 5453)
DRINKER BIDDLE & REATH LLP
222 Delaware Avenue, Suite 1410
Wilmington, DE 19801
Tel:  (302) 467-4200
Fax: (302) 467-4201
Patrick.Jackson@dbr.com
Joseph.Argentina@dbr.com

Michael P. Pompeo (admitted pro hac vice)
Brian P. Morgan (admitted pro hac vice)
DRINKER BIDDLE & REATH LLP
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Tel:  (212) 248-3140
Fax:  (212) 248-3141
Michael.Pompeo@dbr.com
Brian.Morgan@dbr.com

Proposed Counsel to the Debtors and Debtors in Possession
Dated: October 14, 2019

Table of Contents

Article I - Introduction and Overview	1

A.Prefatory Statement and Definitions1

B.Introduction1

C.Disclaimers2

D.Plan Overview3

E.Eligibility to Vote8

F.Special Notice of Third-Party Releases12

G.The Confirmation Hearing12

Article II - Background of the Debtors and Chapter 11 Cases	13

A.Overview of the RAIT Enterprise13

B.Corporate Structure14

C.Debtors’ Capital Structure and Principal Indebtedness14

D.Summary of Assets and Liabilities17

E.Events Leading to Debtors’ Chapter 11 Filing21

F.The Chapter 11 Cases27

Article III - Summary of the Plan	29

A.Overview of Chapter 1129

B.Classification of Claims and Interests30

C.Treatment of Unclassified Claims37

D.Means for Implementation39

E.Treatment of Unexpired Leases and Executory Contracts40

F.Provisions Regarding Distributions43

G.Procedures for Resolving Disputed Claims and Interests47

H.The Plan Administrator48

I.Effect of Confirmation of the Plan51

J.Conditions Precedent to the Effective Date55

K.Modification, Revocation, or Withdrawal of the Plan56

L.Retention of Jurisdiction by the Court57

M.Miscellaneous Provisions59

Article IV - Cramdown Request	61
Article V - Certain Factors to be Considered Regarding the Plan	61

A.Parties in Interest May Object to Debtors’ Classification of Claims and Interests61

B.The Debtors May Not Be Able to Secure Confirmation of the Plan62

C.Nonconsensual Confirmation62

D.Risk of Non-Occurrence of the Effective Date63

E.Risk of Post-Effective Date Default63

F.Amount or Classification of a Claim or Interest May be Subject to Objection63

G.Estimated Claim Amounts by Class May Not be Accurate63

H.Validity of Votes Cast to Accept Plan Not Affected by Contingencies63

Article VI - Federal Income Tax Consequences of the Plan	64
Article VII - Acceptance and Confirmation of the Plan; Voting Requirements	64

A.Best Interests Test65

B.Financial Feasibility Test65

C.Acceptance by Impaired Classes66

Article VIII - Recommendation and Conclusion	67

EXHIBITS

Accompanying this Disclosure Statement are:

•	A copy of the Plan (Exhibit A)
•	A copy of the Order approving the Disclosure Statement entered [_________], 2019 [D.I. ___] (Exhibit B)
•	Analysis of recoveries under the Plan and a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code (Exhibit C)
•	An organizational chart of the Debtors and certain non-debtor affiliates (Exhibit D)
•	A ballot for acceptance or rejection of the Plan for Holders of Impaired Claims entitled to vote to accept or reject the Plan.
•

A notice setting forth (i) the deadline for casting ballots either accepting or rejecting the Plan; (ii) the deadline for filing objections to confirmation of the Plan; and (iii) the date, time, and location of the Confirmation Hearing.

Article I
Introduction and Overview

A.	Prefatory Statement and Definitions

Under chapter 11 of the United States Code, 11 U.S.C. §§ 101‑1532 (the “Bankruptcy Code”), RAIT Funding, LLC and its Debtor affiliates in the above-captioned chapter 11 cases hereby submit this Disclosure Statement in support of Debtors’ Joint Chapter 11 Plan (the “Plan”).  The definitions contained in the Bankruptcy Code are incorporated herein by this reference.  The definitions set forth in Section 1.1 of the Plan shall also apply to capitalized terms used herein that are not otherwise defined.

B.	Introduction

On August 30, 2019 (the “Petition Date”), the Debtors each filed a voluntary petition under chapter 11 of the Bankruptcy Code, thereby commencing the cases jointly administered under case number 19-11915 (the “Chapter 11 Cases”) currently pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Since filing for bankruptcy protection, the Debtors have continued to operate and manage their affairs as debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

This Disclosure Statement, submitted in accordance with section 1125 of the Bankruptcy Code, contains information regarding the Plan proposed by the Debtors.  A copy of the Plan is attached to this Disclosure Statement as Exhibit A.  This Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan.

This Disclosure Statement contains information concerning, among other matters: (1) the Debtors’ background; (2) the assets available for distribution under the Plan; and (3) a summary of the Plan.  The Debtors strongly encourage you to review carefully the contents of this Disclosure Statement and the Plan (including the exhibits to each) before making a decision to accept or reject the Plan.  Particular attention should be paid to the provisions affecting or impairing your rights as a Creditor.

Following a hearing on [_________], 2019, the Bankruptcy Court approved this Disclosure Statement as containing sufficient information to enable a hypothetical reasonable investor to make an informed judgment about the Plan.  A copy of the order approving the Disclosure Statement is attached hereto as Exhibit B (the “Disclosure Statement Order”).  Under section 1125 of the Bankruptcy Code, this approval enabled the Debtor to send you this Disclosure Statement and solicit your acceptance of the Plan.  The Bankruptcy Court has not considered for approval the Plan itself or conducted a detailed investigation into the contents of this Disclosure Statement.

Your vote on the Plan is important.  Absent acceptance of the Plan, there may be protracted delays or a chapter 7 liquidation.  These alternatives may not provide for distribution of as much value to Holders of Allowed Claims as does the Plan.  Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot no later than [______], 2019.

C.	Disclaimers

THIS DISCLOSURE STATEMENT WAS PREPARED BY THE DEBTORS’ PROFESSIONALS IN CONSULTATION WITH, AND BASED ON INFORMATION PROVIDED BY, THE DEBTORS THROUGHOUT THE CHAPTER 11 CASES AS WELL AS PUBLICLY AVAILABLE INFORMATION. THE DEBTORS ARE SOLELY RESPONSIBLE FOR THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE FINANCIAL OR LEGAL ADVICE. CREDITORS OF THE DEBTORS SHOULD CONSULT THEIR OWN ADVISORS IF THEY HAVE QUESTIONS ABOUT THE PLAN OR THIS DISCLOSURE STATEMENT. A REFERENCE IN THIS DISCLOSURE STATEMENT TO A “SECTION” REFERS TO A SECTION OF THIS DISCLOSURE STATEMENT, UNLESS OTHERWISE INDICATED.

WHILE THIS DISCLOSURE STATEMENT DESCRIBES CERTAIN BACKGROUND MATTERS AND THE MATERIAL TERMS OF THE PLAN, IT IS INTENDED AS A SUMMARY DOCUMENT ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. SIMILARLY, DESCRIPTIONS IN THIS DISCLOSURE STATEMENT OF PLEADINGS, ORDERS, AND PROCEEDINGS IN THE CHAPTER 11 CASES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE RELEVANT DOCKET ITEMS. YOU SHOULD READ THE PLAN AND THE EXHIBITS TO OBTAIN A FULL UNDERSTANDING OF THEIR PROVISIONS. ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, AS WELL AS ANY DOCKET ITEMS FROM THE CHAPTER 11 CASES, ARE AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS AT THE OFFICE OF THE CLERK OF THE BANKRUPTCY COURT, UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 3RD FLOOR, 824 MARKET STREET, WILMINGTON, DELAWARE 19801. IN ADDITION, COPIES MAY BE OBTAINED FOR A CHARGE THROUGH DELAWARE DOCUMENT RETRIEVAL, 230 NORTH MARKET STREET, P.O. BOX 27, WILMINGTON, DELAWARE 19801, (302) 658-99 71, OR VIEWED ON THE INTERNET AT THE BANKRUPTCY COURT’S WEBSITE (HTTP://WWW.DEB.USCOURTS.GOV) BY FOLLOWING THE DIRECTIONS FOR ACCESSING THE ECF SYSTEM ON SUCH WEBSITE. COPIES ARE ALSO AVAILABLE FREE OF CHARGE ON EPIQ CORPORATE RESTRUCTURING, LLC’S WEBSITE (HTTPS://DM.EPIQ11.COM/CASE/RTF/INFO).

THE STATEMENTS AND INFORMATION CONCERNING THE DEBTORS AND THE PLAN SET FORTH IN THIS DISCLOSURE STATEMENT CONSTITUTE THE ONLY STATEMENTS OR INFORMATION CONCERNING SUCH MATTERS THAT HAVE BEEN APPROVED BY THE BANKRUPTCY COURT FOR THE PURPOSE OF SOLICITING ACCEPTANCES OR REJECTIONS  OF THE PLAN.  HOWEVER, APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A FINDING OF FACT OR CONCLUSION OF LAW BY THE BANKRUPTCY COURT AS TO ANY FACTUAL OR LEGAL ASSERTION MADE BY THE DEBTORS HEREIN, NOR DOES IT MEAN THAT THE BANKRUPTCY COURT AGREES WITH ANY SUCH FACTUAL OR LEGAL ASSERTION MADE BY THE DEBTORS HEREIN, NOR DOES IT MEAN THAT THE BANKRUPTCY COURT RECOMMENDS ACCEPTANCE OR REJECTION OF THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THIS DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED. THE DEBTORS ASSUME NO DUTY TO UPDATE OR SUPPLEMENT THE DISCLOSURES CONTAINED HEREIN AND DO NOT INTEND TO UPDATE OR SUPPLEMENT THE DISCLOSURES, EXCEPT AS PROVIDED HEREIN AND TO THE EXTENT NECESSARY AT THE HEARING ON CONFIRMATION OF THE PLAN.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS, INCLUDING THOSE ESTIMATES OF THE VALUE OF PROPERTY THAT WILL BE DISTRIBUTED TO THE HOLDERS OF CLAIMS, ESTIMATES OF THE PERCENTAGE RECOVERY OF THE VARIOUS TYPES OF CLAIMS, ESTIMATES OF THE AGGREGATE FINAL ALLOWED AMOUNTS OF THE VARIOUS TYPES OF CLAIMS, ESTIMATES OF THE PROCEEDS FROM THE SALE, LIQUIDATION, OR OTHER DISPOSITION OF THE DEBTORS’ ASSETS AND ESTIMATES OF THE EXPENSES THAT WILL BE INCURRED DURING THE ADMINISTRATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT ANY FORECASTED OR PROJECTED RESULTS CONTAINED HEREIN WILL BE REALIZED. ACTUAL RESULTS MAY VARY FROM THOSE SHOWN HEREIN, POSSIBLY BY MATERIAL AMOUNTS.

D.	Plan Overview

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. The Plan effectuates an orderly liquidation of the Debtors’ assets and maximizes recovery to Creditors. The Plan distributes substantially all of the Debtors’ cash to Holders of Allowed Claims.

The Plan provides that all Holders of Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Tax Claims, Allowed Senior Note Claims, and Allowed General Unsecured Claims against the Debtors will be paid in full, in cash, up to the Allowed amount of their Claims. Holders of Allowed Other Secured Claims, if any, against the Debtors generally will retain their Liens or receive the benefit of their collateral under the Plan. Holders of Interests will receive no distributions under the Plan.

The Plan proposes to fairly and efficiently liquidate and distribute the Debtors’ assets in a manner that will allow the Chapter 11 Cases to be promptly concluded, with minimal expenses.

The Plan designates a series of Classes of Claims against the Debtors.  Specifically, the Plan designates thirteen (13) Classes of Claims. These Classes take into account the differing nature of the various Claims and their relative priorities under the Bankruptcy Code and applicable non-bankruptcy law.

The following table (the “Plan Summary Table”) summarizes the classification and treatment of Claims (including certain unclassified Claims), along with the projected recoveries for each class.  THE PLAN SUMMARY TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT ADDRESS ALL ISSUES REGARDING CLASSIFICATION, TREATMENT, AND ULTIMATE RECOVERIES. THE PLAN SUMMARY TABLE IS NOT A SUBSTITUTE FOR A FULL REVIEW OF THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY. IN ADDITION, NOTHING HEREIN IS INTENDED, NOR SHOULD IT BE CONSTRUED, AS AN ADMISSION BY THE DEBTORS AS TO THE ESTIMATED OR ALLOWED AMOUNT OF ANY CLAIM OR GROUP THEREOF, OR AS A GUARANTEE OR ASSURANCE OF A PARTICULAR RECOVERY, OR RANGE OF RECOVERIES, ON ANY ALLOWED CLAIM OR GROUP THEREOF. THE DEBTORS RESERVE ALL RIGHTS WITH RESPECT TO THE ESTIMATION AND ALLOWANCE OF CLAIMS.

AMOUNTS LISTED BELOW ARE ESTIMATES.  ALL RECOVERIES ARE APPROXIMATE, AND ACTUAL DISTRIBUTIONS MAY VARY AS A RESULT OF, AMONG OTHER THINGS, THE CLAIM ADJUDICATION PROCESS IN THESE CHAPTER 11 CASES.

Summary of Classification and Treatment of Claims and Interests under the Plan
Class	Description	Estimated Allowed Claim Amounts	Treatment of Allowed Claims and Interests Within Class	Anticipated Recovery[2]
n/a	Administrative Expense Claims	$6,300,000 to $8,600,000

Paid in full, in Cash either:  (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, then in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims without any further action by the Holders of such Allowed Administrative Claims.

				100%
n/a	Priority Tax Claims	$3,303	Paid in full, in Cash on the Effective Date or as soon as practicable thereafter.	100%
1	Secured Tax Claims	$0	Unimpaired; presumed to accept. Paid in full, in Cash on the Effective Date or as soon as practicable thereafter.	100%
2	Other Secured Claims	$0	Unimpaired; presumed to accept. Receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Other Secured Claim; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.	100%
3	Other Priority Claims	$0	Unimpaired; presumed to accept. Paid in full, in Cash on the Effective Date or as soon as practicable thereafter.	100%
4	Senior Note Claims and Senior Note Trustee Claims	$123,394,972[3]	Unimpaired; presumed to accept. Paid in full, in Cash on the Effective Date or as soon as practicable thereafter.	100%
5	General Unsecured Claims	$1,500,000 to $3,600,000	Unimpaired; presumed to accept. Receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed General Unsecured Claim; or (b) Reinstatement of such Claim.	100%
6	Subordinated Taberna Note Claims	$18,670,743

Impaired; entitled to vote.  Receive, on or as soon as practicable after the Effective Date, payment in Cash of (i) $12,250,000 from Distribution Proceeds, plus (ii) after receipt by the Holder of the Allowed Subordinated RF Junior Note Claim of an amount equal to $1,750,000 from the Second-Half Sale Transaction Escrow, an amount equal to $250,000 (or such amount as may be available) from the Second-Half Sale Transaction Escrow, plus, subject to the payment in full of the Allowed RAIT Funding Claim Amount, (a) all other Distribution Proceeds, if any, plus (b) any funds, if any, remaining in the Disputed Claims Reserve after all Disputed Claims are Allowed or otherwise resolved, plus (c) any funds remaining in the Wind-Down Reserve.

				65% to 66%
7	Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim	$23,750,000

Impaired; entitled to vote.  Receive, on or as soon as practicable after the Effective Date, up to $23,750,000 from (a) the Distribution Proceeds after the Holder of the Subordinated Taberna Note Claim receives $12,250,000 from Distribution Proceeds, plus (b) any funds remaining in the Disputed Claims Reserve after all disputed Claims are Allowed or otherwise resolved, plus (c) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the First-Half Sale Transaction Escrow, plus, (d) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the Second-Half Transaction Escrow up to $1,750,000 on a first-out basis, plus (e) any funds remaining in the Wind-Down Reserve.

				46% to 77%
8	Intercompany Claims	None	Unimpaired; presumed to accept. Reinstated, unless otherwise provided for under the Plan.	None
9	Intercompany Interests	n/a

Unimpaired or fully Impaired; presumed to accept or deemed to reject, as applicable.  At the Debtors’ election, either (a) Reinstated for administrative convenience or (b) canceled and released without any distribution.

				None
10	Section 510(b) Claims	None	Unimpaired; presumed to accept. Receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Section 510(b) Claim; (b) Reinstatement of such Claim; or (C) in accordance with section 510(b) of the Bankruptcy Code, treatment as if such Holder held a number of Allowed Preferred Interests or Common Interests, as applicable, equal in value to the amount of its Allowed Section 510(b) Claim.	100%
11	Preferred Interests in RAIT Financial Trust	n/a	Fully Impaired; deemed to reject. Canceled, released, and extinguished without any recovery or distribution under the Plan.	None
12	Preferred Interests in Taberna	n/a	Fully Impaired; deemed to reject. Canceled, released, and extinguished without any recovery or distribution under the Plan.	None
13	Common Interests in RAIT Financial Trust	n/a	Fully Impaired; deemed to reject. Canceled, released, and extinguished without any recovery or distribution under the Plan.	None

THE TREATMENT AND DISTRIBUTIONS, IF ANY, PROVIDED TO HOLDERS OF ALLOWED CLAIMS UNDER THE PLAN WILL BE IN FULL AND COMPLETE SATISFACTION OF ALL LEGAL, EQUITABLE, OR CONTRACTUAL RIGHTS PRESENTED BY SUCH CLAIMS.

E.	Eligibility to Vote
1.	Who may Vote

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are “impaired” under a plan may vote to accept or reject such plan.  Generally, a claim or interest is impaired under a plan if the Holder’s legal, equitable, or contractual rights are changed under such plan.  In addition, if the Holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code, and, therefore, such Holder do not need to vote on the plan.

With respect to the Plan, a Claim must be “Allowed” for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes, a Claim is deemed “Allowed” absent an objection to the Claim if (i) a Proof of Claim was timely filed, or (ii) if no Proof of Claim was filed, the Claim is identified in the Debtors’ Schedules as other than “disputed,”  “contingent,” or “unliquidated,” and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed Allowed for the specified amount.  In either case, when an objection to a Claim is filed, the Holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or deems the Claim to be Allowed for voting purposes.

In connection with the Plan, therefore:

•

Claims in Class 1 (Secured Tax Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Class 2 (Other Secured Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Classes 3 (Other Priority Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Class 4 (Senior Note Claims and Senior Note Trustee Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Class 5 (General Unsecured Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•	The Claims in Class 6 (Subordinated Taberna Note Claims) are impaired; accordingly, the Holder of such Claims is entitled to vote to accept or reject the Plan.
•	Claims in Class 7 (Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim) are impaired; accordingly, the Holder of such Claims is entitled to vote to accept or reject the Plan.
•

Claims in Class 8 (Intercompany Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Class 9 (Intercompany Interests) are either (a) unimpaired, in which case Holders of such Claims are conclusively presumed to have accepted the Plan, or (b) fully impaired, in which case Holders of such Claims are deemed to reject the Plan; accordingly, Holders of such Interests are not entitled to vote to accept or reject the Plan.

•

Claims in Class 10 (Section 510(b) Claims) are unimpaired; accordingly, Holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•

Claims in Class 11 (Preferred Interests in RAIT Financial Trust) are fully impaired; accordingly, Holders of such Claims are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

•	Claims in Class 12 (Preferred Interests in Taberna) are fully impaired; accordingly, Holders of such Claims are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.
•	Claims in Class 13 (Common Interests) are fully impaired; accordingly, Holders of such Claims are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by (a) a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan and (b) a class of interests as acceptance by Holders in the class that hold at least two-thirds of the number of interests that cast ballots for acceptance or rejection of the plan.  Your vote on the Plan is important.  The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of Section 1129(b) of the Bankruptcy Code are met.  In view of the deemed rejection of the Plan by Classes 9, 11, 12 and 13, the Debtors will request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code as to such Classes, as well as with respect to any Class of Claims entitled to vote on the Plan that rejects the Plan. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the non acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept the plan.  Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

2.	How to Vote

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Exhibits attached hereto, the documents incorporated herein by reference, the Plan, and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan. Unless otherwise directed in your solicitation package, mail your completed Ballot(s) to the Debtors’ claims, noticing and balloting agent (the “Balloting Agent”) at the address below:

RAIT - Ballot Processing
c/o Epiq Corporate Restructuring LLC
10300 SW Allen Boulevard
Beaverton, OR 97005

BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING EASTERN TIME) ON [______], 2019.  ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON WILL NOT BE COUNTED.  ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. FACSIMILE, EMAIL OR ELECTRONICALLY TRANSMITTED BALLOTS WILL NOT BE ACCEPTED. IF A HOLDER OF A CLAIM SHOULD CAST MORE THAN ONE BALLOT VOTING THE SAME CLAIM PRIOR TO THE VOTING DEADLINE, ONLY THE LAST-DATED TIMELY BALLOT RECEIVED BY THE BALLOTING AGENT WILL BE COUNTED. ADDITIONALLY, YOU MAY NOT SPLIT YOUR VOTES FOR YOUR CLAIMS WITHIN A PARTICULAR CLASS UNDER THE PLAN EITHER TO ACCEPT OR REJECT THE PLAN. THEREFORE, A BALLOT OR A GROUP OF BALLOTS WITHIN A PLAN CLASS RECEIVED FROM A SINGLE CREDITOR THAT PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN WILL NOT BE COUNTED.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court has fixed 4:00 p.m. (prevailing Eastern Time) on [________], 2019 (the “Voting Record Date”) as the time and date for the determination of Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan.  Accordingly, only Holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan, will receive a Ballot and may vote on the Plan.

Unless the Bankruptcy Court permits you to do so after notice and hearing to determine whether sufficient cause exists to permit the change, you may not change your vote after the voting deadline passes.  DO NOT RETURN ANY DEBT INSTRUMENTS OR OTHER SECURITIES WITH YOUR BALLOT.  DO NOT RETURN BALLOTS TO THE BANKRUPTCY COURT.

IF YOU BELIEVE THAT YOU ARE A HOLDER OF A CLAIM IN A VOTING CLASS FOR WHICH YOU DID NOT RECEIVE A BALLOT, IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE QUESTIONS CONCERNING VOTING PROCEDURES, PLEASE CONTACT EPIQ CORPORATE RESTRUCTURING, LLC AT  (855) 940-0841.  PLEASE NOTE THAT EPIQ CORPORATE RESTRUCTURING CANNOT PROVIDE YOU WITH LEGAL ADVICE.

If you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must either (a) obtain a Ballot by contacting the Balloting Agent as set forth above and timely submit such Ballot by the Voting Deadline, or (b) file a Motion pursuant to Rule 3018 of the Bankruptcy Rules with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes by [___________] at 4:00 p.m. (prevailing Eastern Time), or you will not be entitled to vote to accept or reject the Plan.

All properly completed Ballots received prior to the Voting Deadline from Holders of a Claim that are entitled to vote on the Plan will be counted for purposes of determining whether a voting Class of Impaired Claims has accepted the Plan. The Balloting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Classes entitled to vote.

HOLDERS OF CLAIMS VOTING TO ACCEPT OR REJECT THE PLAN, WHO DID NOT EXERCISE THE OPT-OUT PROVISION INCLUDED ON THE BALLOT, WILL BE DEEMED TO HAVE GRANTED THE THIRD-PARTY RELEASES PROVIDED FOR IN SECTION 9.5 OF THE PLAN AND DESCRIBED BELOW.  HOLDERS WHO DO NOT DESIRE TO GRANT THE THIRD-PARTY RELEASE SHOULD GOVERN THEMSELVES ACCORDINGLY.

The Debtors reserve the right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request, on notice, that any vote cast by the Holder of the subject claim not be counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met. In the absence of any such request, the Holder of the subject claim will be entitled to vote or receive notice, as applicable under the Disclosure Statement Order, in accordance with its Proof of Claim.

Nothing in the solicitation procedures affects the right of the Debtors or the Reorganized Debtors to object to any Proof of Claim on any ground or for any purpose prior to the applicable Claims Objection Deadline established by the Plan.

3.	Importance of Your Vote

YOUR VOTE IS IMPORTANT. ONLY THOSE CREDITORS WHO ACTUALLY VOTE ARE COUNTED FOR PURPOSES OF DETERMINING WHETHER A CLASS HAS VOTED TO ACCEPT THE PLAN.  YOUR FAILURE TO VOTE WILL LEAVE TO OTHERS THE DECISION TO ACCEPT OR REJECT THE PLAN.

THE DEBTORS [AND THE CREDITORS COMMITTEE] BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

F.	Special Notice of Third-Party Releases

THE PLAN PROVIDES THAT EACH HOLDER OF A CLAIM WHO VOTES TO ACCEPT OR REJECT THE PLAN AND DOES NOT EXERCISE THE OPT-OUT PROVISION INCLUDED ON THE BALLOT WILL BE DEEMED TO HAVE CONSENTED TO THE THIRD-PARTY RELEASE PROVISION DISCUSSED IN ARTICLE III(I)(5) BELOW.

Parties who do not desire to grant releases in favor of the Released Parties should govern themselves accordingly by exercising the opt-out provision on the Ballot.

G.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

1.	Time and Place of Confirmation Hearing

Pursuant to Section 1128 of the Bankruptcy Code and Rule 3017(c) of the Bankruptcy Rules, the Bankruptcy Court has scheduled the Confirmation Hearing to commence on [_________], 2019, at [_____].m. (prevailing Eastern Time) before the Honorable Brendan Linehan Shannon, of the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Courtroom No. 1, Wilmington, Delaware 19801. A notice setting forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement.

2.	Objections to the Plan

Any objection to confirmation of the Plan must be in writing; must comply with the Bankruptcy Code, Bankruptcy Rules, and the Local Rules of the Bankruptcy Court; and must be filed with the United States Bankruptcy Court for the District of Delaware, and served upon he following parties, so as to be received no later than [________], 2019, at 4:00 p.m. (prevailing Eastern Time): (a) Patrick A. Jackson and Joseph N. Argentina, Drinker Biddle & Reath LLP. 222 Delaware Avenue, Suite 1410, Wilmington, DE 19801 & Michael P. Pompeo and Brian P. Morgan, Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, 41st Floor, New York, NY 10036-2714 (proposed counsel for the Debtors); (b) G. David Dean, Patrick J. Reilley, Katherine M. Devanney, Cole Schotz P.C., 500 Delaware Avenue, Suite 1410, Wilmington, DE 19801 & Douglas Mannal, Stephen D. Zide, and Jennifer Sharret,  Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas,  New York, NY 10036 (proposed counsel for the Creditors Committee); and (c) Richard Schepacarter, 844 King Street, Room 2207; Lockbox #35; Wilmington, DE 19899-0035.

FOR THE REASONS SET FORTH BELOW, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT TO “ACCEPT” THE PLAN.

Article II
Background of the Debtors and Chapter 11 Cases

A.	Overview of the RAIT Enterprise

RAIT Financial Trust (collectively with its Debtor and non-debtor affiliates, “RAIT”) is an internally-managed real estate investment trust (“REIT”) that, until February 2018, focused primarily on providing debt financing options to owners of commercial real estate (“CRE”) throughout the United States.  RAIT also owns a portfolio of CRE properties located throughout the United States.  From its formation in 1997, RAIT had built a reputation for consistently executing efficiently with commercial real estate borrowers and their intermediaries by maximizing its experience in commercial real estate, deal structuring, and structured finance to deliver effective property-level financing solutions.  RAIT worked closely with its commercial real estate borrowers to meet their financing objectives, utilizing its in-house commercial real estate lending platform to originate, underwrite, close and service quality lending opportunities.  These directly originated opportunities were vetted through RAIT’s credit and risk management processes.  The loans RAIT made were secured by income-producing properties, including apartment, office and light-industrial properties and neighborhood retail centers.

Starting in early 2018, in response to certain recommendations of a special committee of the Board of Trustees of RAIT Financial Trust (the “Board”) (as further set forth in Part II) and in an effort to increase liquidity and better position RAIT to meet its financial obligations, RAIT made changes to its business operations, including the suspension of new investment opportunities and its loan origination business and the sale of a portion of its owned real estate and loan portfolio.  Following these changes, RAIT remains an internally-managed REIT and continues to conduct its business through its one reportable segment—i.e., its real estate lending, owning, and managing segment, which is concentrated on lending, and owning and managing RAIT’s commercial real estate assets.

B.	Corporate Structure

RAIT Financial Trust is a Maryland REIT.  It owns 100% of the equity of Debtors RAIT General, Inc. and RAIT Limited, Inc., both Maryland corporations (“RAIT General” and “RAIT Limited,” respectively), which in turn are (i) the 1% general and 99% limited partner, respectively, of non-debtor RAIT Partnership, L.P. (“RAIT Partnership”) and (ii) the 1% and 99% members, respectively, of non-debtor RAIT Asset Holdings, LLC (“RAIT Asset Holdings”).4  RAIT Financial Trust also owns 100% of the common stock and approximately 82.76% of the preferred stock5 of Debtor Taberna Realty Finance Trust (“Taberna”), a Maryland REIT.

RAIT Asset Holdings owns a 90% membership interest in, and Taberna owns a 10% membership interest in, Debtor RAIT JV TRS, LLC, a Delaware limited liability company (“RAIT JV TRS”), which in turn is the sole member of Debtor RAIT JV TRS Sub, LLC, a Delaware limited liability company (“RAIT JV TRS Sub”).

An organizational chart of the Debtors and certain of their non-debtor subsidiaries is attached as Exhibit D hereto.  As shown on the chart, (i) Debtor Taberna has two active and seven inactive, wholly and directly owned non-debtor subsidiaries; (ii) Debtor RAIT Funding has one active and four inactive, wholly and directly owned non-debtor subsidiaries; (iii) Debtor RAIT JV TRS Sub has one active and two inactive, wholly and directly owned non-debtor subsidiaries (not including RAIT Funding’s subsidiaries); and (iv) non-debtor RAIT Partnership has approximately 25 active wholly and directly owned non-debtor subsidiaries and 35 indirectly owned non-debtor subsidiaries.6

C.	Debtors’ Capital Structure and Principal Indebtedness

RAIT Financial Trust and certain of its Debtor and non-debtor affiliates maintain various forms of short-term and long-term financing arrangements.  Certain of these financing arrangements are collateralized by assets within securitizations, which are generally without recourse to the Debtor entities or their property.  Certain of these financing arrangements are with recourse to the applicable Debtor entity or entities.  The principal recourse indebtedness of the applicable Debtor entities as of the Petition Date, as well as any equity securities held by non-affiliated third parties, is described below.

(i)	RAIT Financial Trust

On April 14, 2014, RAIT Financial Trust issued 7.625% senior notes with a maturity date of April 15, 2024 (the “7.625% Senior Notes”).  The 7.625% Senior Notes were issued pursuant to that certain Second Supplemental Indenture dated April 14, 2014 (the “Second Indenture”), by and between RAIT Financial Trust, as issuer, and Wells Fargo Bank, National Association (“Wells Fargo”), as trustee.  The Second Indenture supplemented the Indenture dated December 10, 2013, by and between RAIT Financial Trust and Wells Fargo. Interest on the 7.625% Senior Notes is payable quarterly on January 15, April 15, July 15, and October 15.  As of the Petition Date, approximately $56,324,125 of the 7.625% Senior Notes remain outstanding.  The 7.625% Senior Notes are publicly held and currently trade on the Pink Open Market of the OTC Markets Group (“OTCPK”) under the symbol “RFTTQ.”

On August 14, 2014, RAIT Financial Trust issued 7.125% senior notes with a maturity date of August 30, 2019 (the “7.125% Senior Notes” and, together with the 7.625% Senior Notes, the “Senior Notes”).  The 7.125% Senior Notes are publicly held and were issued pursuant to that certain Third Supplemental Indenture dated August 14, 2014 (“Third Supplemental Indenture”), by and between RAIT Financial Trust, as issuer, and Wells Fargo, as trustee.  The Third Supplemental Indenture supplemented the Indenture dated December 10, 2013, as amended, by and between RAIT Financial Trust and Wells Fargo.  Interest on the 7.125% Senior Notes is payable quarterly on February 28, May 30, August 30, and November 30.  As of the Petition Date, approximately $65,536,175 of the 7.125% Senior Notes remain outstanding.  The 7.125% Senior Notes are publicly held and currently trade on OTCPK under the symbol “RFTZQ.”

RAIT Financial Trust is the (i) subordinated guarantor of 100% of the Subordinated RF Junior Note (as defined below) pursuant to that certain Parent Guarantee Agreement between RAIT Financial Trust and The Bank of New York Trust Company, N.A. dated as of February 12, 2007, and (ii) the guarantor of 30% of the outstanding principal balance,7 plus all collection costs, of a certain Mortgage Note issued to Liberty Bank by non-debtors Executive Mews Phase 2 and 4 Associates, LLC and Pine Tree Plaza LLC (the “Liberty Bank Borrowers”), for which RAIT Financial Trust has also issued a guaranty of non-recourse carve-outs (e.g., in the event of fraud and other customary “bad boy acts” on the part of the borrower or guarantor).8

RAIT Financial Trust has three classes of preferred stock issued and outstanding, which share pari passu in the event of a liquidation, namely: (i) 7.75% Series A cumulative redeemable preferred shares ($143,187,500 liquidation value); (ii) 8.375% Series B cumulative redeemable preferred shares ($62,719,925 liquidation value); and (iii) 8.875% Series C cumulative redeemable preferred shares ($43,950,750 liquidation value) (collectively, the “RAIT Preferred Stock”).  The Series A, B, and C RAIT Preferred Stock is publicly held and currently trades on OTCPK under the symbols “RASGQ,” “RASLQ,” and “RASLQ,” respectively.  RAIT Financial Trust also has common stock, which is publicly held and junior in right of distribution to the RAIT Preferred Stock.  This common stock currently trades on OTCPK under the symbol “RASFQ.”

(ii)	Taberna

On October 25, 2010, Taberna issued a junior subordinated note in the amount of $18,670,743, with a maturity date of March 30, 2035 (the “Subordinated Taberna Junior Note”).  At issuance, the “fair value” option was elected for this note under FASB ASC Topic 825, which requires the note to be measured at fair value on a recurring basis with all changes in fair value recorded in earnings.9  The Subordinated Taberna Junior Note was issued pursuant to that certain Junior Subordinated Indenture by and between Taberna and Wells Fargo, as trustee. The Subordinated Taberna Junior Note is secured by a pledge of Taberna’s interest in the Class F, Class G, and Class H Notes issued by RAIT CRE CDO I, Ltd.  The Subordinated Taberna Junior Note is held by Taberna Preferred Funding I, Ltd., an exempt company under the laws of the Cayman Islands (“TPF”). TP Management LLC (“TPF Collateral Manager”) is the delegate collateral manager for TPF pursuant to that certain Delegation Agreement, dated as of December 14, 2014, as amended or supplemented from time to time (the “Delegation Agreement”).  As of the Petition Date, the outstanding balance of the Subordinated Taberna Junior Note is approximately $18,670,743.

Taberna has one class of preferred stock issued and outstanding, namely: 12.5% Series A cumulative non-voting preferred stock (the “Taberna Preferred Stock”), 82.76% of which is held by RAIT Financial Trust, with the balance held by unaffiliated third-party investors.  Taberna also has common stock, which is held 100% by RAIT Financial Trust.

(iii)	RAIT Funding

RAIT Funding and The Bank of New York Trust Company, National Association, in its capacity as Trustee (“Subordinated RF Junior Note Indenture Trustee”), are party to that certain Junior Subordinated Indenture dated as of February 12, 2007 (the “RF Note Indenture”), pursuant to which RAIT Funding issued that certain Junior Subordinated Note due 2037 in the principal sum of twenty-five million one hundred thousand dollars ($25,100,000) (the “Subordinated RF Junior Note” and, together with the Subordinated Taberna Junior Note, the “Junior Subordinated Notes”) to The Bank of New York Trust Company, National Association, in its capacity as Property Trustee under the Trust Agreement (as defined below) (“Property Trustee”).  The Subordinated RF Junior Note is guaranteed by RAIT Financial Trust on a subordinated basis pursuant to that certain Parent Guarantee Agreement dated as of February 12, 2007 (the “RAIT Subordinated Guarantee Agreement”), between RAIT Financial Trust and The Bank of New York Trust Company, National Association.  As of the Petition Date, the outstanding balance of the Subordinated RF Junior Note is approximately $25,100,000.

RAIT Funding and the Property Trustee, together with The Bank of New York (Delaware), in its capacity as Delaware Trustee, and certain individuals, are parties to that certain Amended and Restated Trust Agreement dated February 12, 2007 (the “RF Trust Agreement”), which provided for the issuance and sale of certain undivided preferred beneficial interests (the “TRuPs”) by Taberna Funding Capital Trust I, a Delaware statutory trust (the “TFC Trust”), the proceeds of which sale were used by TFC Trust to acquire the Subordinated RF Junior Note.  Kodiak CDO I, Ltd. (“Kodiak”) is the owner of all of the TRuPs and EJF CDO Manager LLC, is the designated collateral manager for Kodiak (the “Kodiak Collateral Manager”).

D.	Summary of Assets and Liabilities
1.	Debtors’ Principal Assets

The Debtors’ principal assets consist of their equity interests in their respective Debtor and non-debtor affiliates.  Other material assets of the Debtors are described below.10

(i)	RAIT Financial Trust

RAIT Financial Trust’s other assets include (a) cash on hand as of the Petition Date of approximately $31,000,000, (b) certain tax attributes (including federal and state net operating loss carryforward deductions), and (c) rights under certain contracts (including customary insurance policies).

(ii)	Taberna

Taberna’s other assets include (a) cash on hand as of the Petition Date of approximately $8,600,000, (b) a senior participation interest in a commercial mortgage loan, (c) Class F, G, and H Note holdings in the RAIT I (as defined below) securitization, and (d) certain tax attributes (including accrued capital losses).

(iii)	RAIT JV TRS Sub

RAIT JV TRS Sub’s other assets include (a) certain tax attributes (including federal, state, and local net operating loss carryforward deductions and accrued capital losses), and (b) a $532,935 income-tax-related asset on account of a federal alternative-minimum-tax credit.

2.	Principal Assets of Non-Debtor Affiliates

The assets of the Debtors’ non-debtor affiliates consist primarily of (i) cash, (ii) securities issued by, and residual equity interests in, three securitization transactions (“RAIT I,” “RAIT FL7,” and “RAIT FL8,” as discussed further below), (iii) interests in CRE mortgage loans, mezzanine loans, and preferred equity interests, and (iv) real estate owned (“REO”).

(i)	Interests in Securitizations[11]

RAIT I.  The RAIT I securitization closed in 2006 and is collateralized by $176.7 million principal amount of CRE loans and participations, of which $32.8 million is defaulted.  Debtor Taberna currently owns $24 million of the securities, at par value, that were originally rated investment grade issued by this securitization, which, as noted above, are pledged as collateral for the Subordinated Taberna Junior Note.  Non-debtor RAIT Preferred Holdings I, LLC, currently owns $15.04 million of the securities, at par value, that were originally rated investment grade, and $201.2 million of the non-investment grade securities and equity, at par value, issued by this securitization.

RAIT FL7.  The RAIT FL7 securitization closed in 2017, and it has $184.4 million of total collateral at par value, none of which is in default.  RAIT FL7 has classes of investment-grade senior notes with an aggregate principal balance outstanding of approximately $119.4 million to investors.  Non-debtors RAIT FL Asset Holdings, LLC and RAIT 2017-FL7, LLC currently own the less-than-investment-grade classes of notes with an aggregate principal balance of $65.5 million, and the equity, or the retained interests, of RAIT FL7.

RAIT FL8.  The RAIT FL8 securitization also closed in 2017, and it has $116.3 million of total collateral at par value, none of which is in default.  RAIT FL8 has classes of investment-grade senior notes with an aggregate principal balance outstanding of approximately $72.1 million to investors.  Non-debtor RAIT 2017-FL8, LLC currently owns the less-than-investment-grade classes of notes with an aggregate principal balance of $44.2 million, and the equity, or the retained interests, of RAIT FL8.

The below table summarizes the current outstanding balances in the foregoing securitizations as of the most recent payment date:12

(ii)	CRE Lending

RAIT’s CRE lending platform previously focused on the origination of first lien loans, with some offerings of mezzanine loans and preferred equity interests in limited circumstances to support first lien loans.  RAIT’s mezzanine loans are subordinate in repayment priority to a senior mortgage loan or loans on a property and are typically secured by pledges of ownership interests, in whole or in part, in the entities that own the real property.  RAIT generates a return on its preferred equity investments primarily through distributions to it at a fixed rate and the periodic payment of distributions are subject to there being sufficient net cash flow from the underlying real estate to make such payments.  RAIT used this investment structure as an alternative to a mezzanine loan where the financial needs and tax situation of the borrower, the terms of senior financing secured by the underlying real estate or other circumstances necessitate holding preferred equity.  RAIT’s CRE loans are in most cases non-recourse or limited-recourse loans secured by CRE assets or real estate entities.  This means that RAIT looks primarily to the assets securing the loan for repayment, subject to certain standard exceptions.  Where possible, RAIT sought to maintain direct lending relationships with borrowers, as opposed to investing in loans controlled by third-party lenders.

The table below describes certain characteristics of RAIT’s held-for-investment commercial mortgage loans, mezzanine loans, and preferred equity interests as of June 30, 2019 (dollars in thousands):13

The charts below describe the property types and the geographic breakdown of the CRE properties securing RAIT’s held-for-investment commercial mortgage loans, mezzanine loans, and preferred equity interests as of June 30, 2019:

(iii)	REO Properties

In the course of owning and/or servicing mortgage loans and exercising default remedies, RAIT from time to time obtains ownership of collateral real estate properties, which become REO.  RAIT’s REO is classified as either “held and used” or “held for sale” in accordance with FASB ASC Topic 360.  The table below describes certain characteristics of RAIT’s held-and-used REO portfolio as of June 30, 2019 (dollars in thousands):14

The charts below describe the property types and the geographic breakdown of RAIT’s investments in REO as of June 30, 2019:

(iv)	Loan Servicing Rights

RAIT Partnership serves as collateral manager, servicer, and/or special servicer to the securitizations it consolidates.  The loan servicing platform generates revenue for RAIT, provides additional oversight and information regarding the assets RAIT finances, and helps to maximize the value of RAIT’s REO.

E.	Events Leading to Debtors’ Chapter 11 Filing
1.	The 2017 Strategic Plan and Initial Process

As a result of the 2008-2009 financial crisis, ongoing market conditions, and other factors, RAIT incurred approximately $1.468 billion in losses between 2008 and 2018 through mortgage write-offs, asset write-downs, and losses on the sale of assets.

To fund its business during that period, RAIT issued convertible notes, senior notes, preferred stock, and common stock as follows:

2010:$18.7 million junior subordinated note at fair value;15

2011:$115 million in 7.0% convertible senior notes;16
$100 million in senior secured notes;17

2012:$100 million Series D preferred stock;18

2013:$125 million in 4.0% convertible senior notes;19

2014:$60 million in 7.625% Senior Notes; and
$72 million in 7.125% Senior Notes.

2012‑2016:$54 million in net proceeds from Series A, Series B, and Series C preferred stock issued through RAIT Financial Trust’s preferred ATM programs.

2012‑2017:$321 million in net proceeds from common stock issued in public offerings, through RAIT Financial Trust’s Capital on Demand program, and through RAIT Financial Trust’s Dividend Reinvestment and Share Purchase Plan program.

During 2016 and 2017, RAIT sold or divested $737.2 million of its property portfolio and reduced related indebtedness by approximately $652.0 million, as part of a plan to transition to a monoline commercial lending business model.

On September 7, 2017, RAIT Financial Trust announced that its Board had formed a committee of independent trustees (the “Special Committee”) to explore and evaluate strategic and financial alternatives to enhance stockholder value and capitalize on RAIT’s established and respected CRE lending platform and noted that such alternatives may include, but were not limited to, (i) refinements of RAIT’s operations or strategy, (ii) financial transactions, such as a recapitalization or other change to RAIT’s capital structure and (iii) strategic transactions, such as a sale of all or part of RAIT (the “Strategic Plan”).  RAIT engaged UBS Securities LLC (“UBS”) and Barclays Capital Inc. (“Barclays,” and together with UBS, the “Advisors”) to assist it in conducting a comprehensive evaluation of potential alternative transactions (the “Initial Process”).  The Initial Process was designed to solicit proposals for a broad range of potential transactions, including a sale of all or part of RAIT or a recapitalization.

During the Initial Process, RAIT and its Advisors contacted 84 potential buyers and investors, 33 of whom signed non-disclosure agreements.  On October 27, 2017, first-round bids were due; eight (8) potential counterparties submitted first-round bids on or shortly after this date.  On November 29, 2017, two counterparties submitted second-round proposals.

RAIT granted a 44-day exclusivity period to one of the second-round counterparties.  During the exclusivity period and for a period thereafter, the Advisors worked with the Special Committee and RAIT’s management team to provide due diligence information and financial projections to, and exchange and negotiate transaction documents with, this second-round counterparty.

On February 14, 2018, the counterparty notified RAIT that it would not consummate the transaction as contemplated.  Thereafter, RAIT and its Advisors solicited a revised proposal from the other second-round counterparty; however, that counterparty was not prepared to complete a transaction that was structurally agreeable to RAIT.

In and around this same time, RAIT Financial Trust faced a potential delisting by the New York Stock Exchange (“NYSE”) because the share price for its common stock was trading at levels approaching what the NYSE had considered to be “abnormally low” and could have resulted in RAIT’s market capitalization falling below the NYSE market capitalization standards.  A delisting would have triggered defaults and cross-defaults across RAIT Financial Trust’s capital structure.20

On February 20, 2018, RAIT announced that the Special Committee had concluded its review pursuant to the Initial Process.  The Board determined that this review did not identify a suitable strategic or financial transaction with a counterparty, or otherwise.  As a result, the Board, after considering the recommendations and advice of the Special Committee, RAIT’s management, and its legal and financial advisors, determined that RAIT should take steps to increase its liquidity and better position RAIT to meet its financial obligations as they come due and to continue operating as a going concern.  These steps included, but were not limited to:

•	The suspension of RAIT’s loan origination business along with the implementation of other steps to reduce costs within its other operating businesses;
•	The continuation of the process of selling RAIT’s property portfolio while servicing and managing RAIT’s existing CRE loan portfolio;
•	The reduction of RAIT’s outstanding indebtedness, with overall indebtedness declining by 54.7% during the 2018 fiscal year;
•	The monetization of a portion of RAIT’s loans and real estate assets, which monetization included the sale of loans, sale of real estate assets and repayment of loans;
•	The sale of Urban Retail Properties, LLC, the entity through which RAIT provided property management services to office and retail properties;
•	The down-sizing of the Board and executive suite;
•

The implementation of a reduction in force of certain RAIT employees determined to be non-essential to RAIT’s implementation of these strategic steps, which contributed to a reduced run rate of base compensation expenses from approximately $2.5 million per quarter as of December 31, 2017, to approximately $1.4 million per quarter subsequent to the reduction in force;

•	The continued position of the Board not to declare any dividends on RAIT Financial Trust’s outstanding common shares; and
•	The engagement of a financial advisor focused on and with expertise in restructuring, to assist and advise RAIT Financial Trust during this process.
2.	The 2018 Marketing Process

During the second half of 2018, RAIT reinitiated the process of evaluating strategic and financial alternatives.  In the summer and fall of 2018, on its own, RAIT solicited meetings and proposals from nine potential counterparties that were either identified during the Initial Process or, subsequently expressed interest directly to RAIT or through RAIT’s advisors.  In late October and early November 2018, RAIT received five (5) preliminary proposals from four (4) of the counterparties.  In November 2018, RAIT re-engaged UBS as an advisor, to continue the marketing process pursuant to a new engagement letter dated as of November 26, 2018.

UBS engaged with the counterparties that had formerly been identified and had submitted proposals.  UBS also expanded the outreach soliciting five additional counterparties.  UBS and RAIT set a bid date of January 23, 2019, for all interested parties to submit best and final proposals, and worked with the interested parties on their respective diligence processes leading up to the bid date.  Four proposals were received and the Board, after considering the recommendations and advice of RAIT’s management and its legal and financial advisors, determined that RAIT should select the proposal submitted by Fortress Credit Advisors LLC (“FCA”), on behalf of certain funds and/or accounts managed by it or its affiliates, as the highest and best proposal. This proposal was deemed the most attractive in terms of value, form of consideration, and lack of execution risk.

3.	The Purchase Agreement with Fortress

After the selection of FCA’s as the highest and best proposal, RAIT and FCA, on behalf of certain funds and/or accounts managed by it or its affiliates, entered into negotiations regarding the proposed structure and terms for the acquisition of RAIT.  On March 6, 2019, RAIT and FCA entered into a non-binding term sheet (the “Term Sheet”), which set forth the general terms for the acquisition by which certain funds and/or accounts managed by affiliates of Fortress Investment Group LLC (“Fortress”) would purchase all of the reorganized equity interests of RAIT Financial Trust.

After the execution of the Term Sheet, Fortress conducted approximately six to eight weeks of extensive due diligence regarding all of the RAIT entities and assets, and the parties spent approximately six months engaged in lengthy negotiations regarding the structure of the transaction and the proposed terms and conditions of, among other things, a definitive equity and asset purchase agreement and form bidding procedures to be used for the contemplated Bankruptcy Court-approved auction and sale process.

As a result of this diligence and negotiations, the proposed structure of the transaction was changed from a purchase of reorganized equity in RAIT Financial Trust to a purchase of all of the equity interests of RAIT Financial Trust’s non-debtor subsidiary RAIT Partnership, together with certain other assets, in a sale under section 363 of the Bankruptcy Code.  Under the revised structure, RAIT Financial Trust and certain of its other excluded subsidiaries would not be sold to Fortress, but would be wound down via a chapter 11 plan of liquidation.

On August 30, 2019, Debtors RAIT Financial Trust, RAIT General, RAIT Limited, and Taberna (collectively, the “Debtor Sellers”) and CF RFP Holdings LLC, an entity owned by funds managed by affiliates of Fortress (the “Stalking Horse Purchaser”), entered into a certain Equity and Asset Purchase Agreement (as thereafter amended, the “Stalking Horse Purchase Agreement”), pursuant to which the Stalking Horse Purchaser will acquire, directly or indirectly (including through one or more of Stalking Horse Purchaser’s affiliates), (i) from RAIT General and RAIT Limited the general partner and limited partner interests (the “RAIT Interests”) in RAIT Partnership, as a result of which the Stalking Horse Purchaser (or one or more of its affiliates) will indirectly acquire the equity interests held by RAIT Partnership in certain of its subsidiaries (as set forth in the Stalking Horse Agreement) and (ii) certain assets owned by certain of the Debtors ((i) and (ii), collectively, the “Purchased Assets”) for the cash purchase price of approximately $174.4 million, subject to certain adjustments set forth in the Stalking Horse Purchase Agreement and subject to higher and better offers pursuant to a Bankruptcy Court-approved auction and sale process, free and clear of all liens, claims, encumbrances and interests (the “Sale Transaction”).

4.	Negotiations Regarding the Junior Subordinated Notes

Prior to the Petition Date, while RAIT was negotiating the definitive Stalking Horse Purchase Agreement, RAIT was also engaging in discussions with Holders of the beneficial interests in the Junior Subordinated Notes.  On August 29, 2019, RAIT Financial Trust, Taberna, and TPF Collateral Manager, as collateral manager for TPF, entered into that certain Restructuring and Plan Support Agreement (the “TPF RSA”).  TPF is the sole Holder of the Subordinated Taberna Junior Note.  The TPF RSA establishes the terms pursuant to which TPF Collateral Manager, as Collateral Manager for TPF, will support a chapter 11 plan for the Debtors (the “Plan”).  On August 31, 2019, RAIT Financial Trust, RAIT Funding, and Kodiak entered into that certain Restructuring and Plan Support Agreement (the “Kodiak RSA”, and together with the TPF RSA, the “RAIT RSAs”).  Kodiak is the sole owner of the TRuPs.  Kodiak is the beneficial owner of and controls claims arising under the Subordinated RF Junior Note and RAIT Subordinated Guarantee Agreement.  The Kodiak RSA establishes the terms pursuant to which Kodiak will support the Debtors’ Plan.  The RAIT RSAs were filed on the docket in the Chapter 11 Cases on September 9, 2019 [D.I. 52].

5.	Failure to File 10-Qs and Senior Note Defaults

As of the Petition Date, RAIT had not filed its Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 2019 and June 30, 2019 (collectively, the “10-Qs”) with the SEC.  RAIT was unable to timely file its 10-Qs because it required additional time to complete an evaluation of whether its owned preferred equity interests should be accounted for as loans, equity method investments, or debt securities, which RAIT reported in a public filing with the SEC on May 16, 2019.  Historically, RAIT has accounted for its preferred equity interests as loans, which were reflected on its balance sheets included in its 2018 Annual Report on Form 10-K.  However, shortly before the required filing date of RAIT’s 2019 First Quarter Report on Form 10-Q, questions arose in discussions with RAIT’s long-time auditor, KPMG LLP, related to RAIT’s historical accounting for these preferred equity interests.  On June 6, 2019, RAIT was authorized by the Audit Committee of its Board to request accounting guidance from the SEC’s Office of the Chief Accountant (the “OCA”) regarding the accounting treatment for its preferred equity interests. With the cooperation of KPMG, RAIT transmitted a written submission to the OCA to request such guidance on August 14, 2019.  On October 3, 2019, the OCA informed RAIT that, based upon the facts and circumstances described in the OCA submission and a subsequent discussion with RAIT’s management and KPMG LLP, the OCA does not object to RAIT accounting for such preferred equity interests under the loan accounting guidance (i.e., FASB ASC 310).  In light of the OCA’s guidance and in accordance with RAIT’s fiduciary duties as a debtor-in-possession under the Bankruptcy Code, RAIT is evaluating its options with respect to addressing the reporting requirements of the Securities Exchange Act of 1934, as amended.

As a result of RAIT’s failure to timely file the Q1 10-Q, RAIT Financial Trust is in default under both series of Senior Notes.  On July 1, 2019, as required under the applicable documents governing the Senior Notes, RAIT notified Wells Fargo, as trustee of the Senior Notes, of such defaults.  On August 20, 2019, RAIT received a notice of default from Wells Fargo, the Trustee under the Senior Notes, as a result of RAIT’s failure to file the Q1 10-Q.  As of the Petition Date, this default had not become an Event of Default (as defined in the Second Indenture and Third Supplemental Indenture).

F.	The Chapter 11 Cases

On August 30, 2019, the Debtors filed for chapter 11 protection in order to preserve and maximize the value of their assets for the benefit of their stakeholders by pursuing the Sale Transaction with the Stalking Horse Purchaser through a public, Bankruptcy Court-supervised process that would be subject to higher and better offers.  The Debtors’ goal is to consummate the Sale Transaction as expeditiously as possible in order to minimize the time and expense necessarily attendant to the chapter 11 process, and thereafter, to promptly distribute the proceeds of such Sale Transaction pursuant to the Plan, so as to maximize and expedite recoveries to the Debtors’ creditors and other stakeholders.  As discussed below, during the Chapter 11 Cases, the Debtors have worked diligently to protect, preserve, monetize, and maximize the assets of their estates.

1.	Debtor in Possession Status

Since filing for bankruptcy protection, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate in the ordinary course of business. Transactions outside of the ordinary course of business must be approved by the Bankruptcy Court.

2.	Entry of the Debtors’ First-Day Orders

On September 2, 2019, the Debtors filed several emergency motions (the “First-Day Motions”) with the Bankruptcy Court that were intended to facilitate the Debtors’ transition into, and operation in, chapter 11 with a minimum of interruption or disruption to their business, or loss of productivity or value.  Pursuant to the First-Day Motions, the Debtors sought and obtained the following relief from the Bankruptcy Court: (i) authority to jointly administer their chapter 11 cases [D.I. 25]; (ii) approval of the appointment of Epiq Corporate Restructuring, LLC as Claims and Noticing Agent [D.I. 26]; (iii) authority to maintain their prepetition cash management system and bank accounts [D.I. 122]; (iv) authority to pay certain prepetition employee wages and other compensation, benefits, business expenses, and related items [D.I. 123]; and (v) an order prohibiting utility companies from altering, refusing, or discontinuing utility services and granting related relief [D.I. 121].

3.	The Sale Motion

On September 9, 2019, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Establishing the Bidding Procedures, Including Approval of A Break-Up Fee and Expense Reimbursement, (II) Approving Sale of Substantially All of the Debtors Assets Free and Clear of All Liens, Claims, Interests and Encumbrances, and (III) Granting Related Relief [D.I. 53] (the “Sale Motion”).  Through the Sale Motion, the Debtors requested Court approval of bidding procedures (“Bidding Procedures”) related to the sale (the “Sale”) of the Purchased Assets as more fully described and pursuant to the terms of the Stalking Horse Purchase Agreement.

Under the Stalking Horse Purchase Agreement, the Stalking Horse Purchaser will acquire, directly or indirectly (including through one or more of Stalking Horse Purchaser’s affiliates), the Purchased Assets, consisting of a purchase (i) from RAIT General and RAIT Limited of the RAIT Interests, as a result of which the Stalking Horse Purchaser (or one or more of its affiliates) will indirectly acquire the equity interests held by RAIT Partnership in certain of its subsidiaries (as set forth in the Stalking Horse Purchase Agreement) and (ii) of certain assets owned by the Debtor Sellers for the cash purchase price of approximately $174.4 million, subject to certain adjustments set forth in the Stalking Horse Agreement and subject to higher and better offers pursuant to a Bankruptcy Court-approved auction and sale process, free and clear of all liens, claims, encumbrances, and interests (the “Encumbrances”).

On October 2, 2019, the Court entered the Order (I) Establishing the Bidding Procedures Including Approval of a Break-Up Fee and Expense Reimbursement, and (II) Granting Related Relief [D.I. 126].

4.	Appointment of the Official Committee of Unsecured Creditors

On September 17, 2019, the acting United States Trustee for Region 3 (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors Committee”) [D.I. 65], consisting of the following members: (i) Wells Fargo, N.A.; (ii) The Bank of New York Mellon Trust Company, N.A.; (iii) UMB Bank, N.A.; (iv) Matthew A. Page; and (v) Rangeley Capital Partners, LP.  Subject to approval of the Bankruptcy Court, the Creditors Committee retained Kramer Levin Naftalis & Frankel LLP and Cole Shotz P.C. as its bankruptcy co-counsel, and FTI Consulting, Inc. as its financial advisor.  Since its formation, the Creditors Committee has participated in virtually every aspect of these Chapter 11 Cases.

5.	Debtors’ Retention of Professionals

On September 27, 2019, the Debtors filed applications to retain (i) Drinker Biddle & Reath LLP as their bankruptcy counsel [D.I. 84], (ii) UBS as their investment banker [D.I. 103], (iii) M-III Partners LP as their financial advisor [D.I. 104], and (iv) Epiq Corporate Restructuring, LLC as their administrative advisor [D.I. 100].  In addition, the Debtors filed a motion seeking authority to retain and employ certain professionals in the ordinary course of their business [D.I. 101] and a motion to establish interim compensation procedures for the payment of fees and reimbursement of expenses of estate professionals [D.I.102].

6.	Debtors’ Schedules, Statements, and Request for Rule 2015.3 Waiver

On September 27, 2019, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs [D.I. 85‑99], as well as a motion seeking a waiver of the Bankruptcy Rule 2015.3 reporting requirements with respect to the Debtors’ various direct and indirect non-debtor subsidiaries [D.I. 85].

Article III
Summary of the Plan

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its Holders of claims and interests. Chapter 11 also strives to promote equality of treatment of similarly situated Holders of claims and similarly situated Holders of interests with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all the legal and equitable interests of a debtor as of the petition date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any Holder of claims against or interests in the debtor, whether or not such Holders of claims or interests (1) is impaired under or has accepted the plan or (2) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or confirmation order, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therewith the obligations specified under the confirmed plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization will classify the debtor’s Holders of claims and interests. Pursuant to Section 1122 of the Bankruptcy Code, each class of claims against and interests in a debtor must contain claims or interests, whichever is applicable, that are substantially similar to the other claims or interests in such class. Further, a chapter 11 plan may specify that the legal, contractual and equitable rights of the Holders of claims or interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are Unimpaired and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the Holders of claims or interests in such classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes with claims or interests which are receiving a distribution under the plan but which are not Unimpaired will be solicited to vote to accept or reject the plan.

In compliance with the requirements of Section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each class. Further, the Debtors believe that the Plan is in compliance with the requirements of Section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications to the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The foregoing language, indicating that the Debtors may seek to modify classifications to overcome classification challenges, is disclosure only. It does not commit the Debtors to seek any such modification and it does not require the Bankruptcy Court to permit any such modification. If the Debtors do seek to modify any classifications, any party in interest is free to oppose the modification at that time. The Bankruptcy Court will then determine whether the modification should be permitted.

B.	Classification of Claims and Interests
1.	Introduction

The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of the Plan. A Claim or Interest will be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest in a particular Class is entitled to the treatment provided for such Class only to the extent that such Claim or Interest is Allowed and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in the Plan will be in full and complete satisfaction of such Claims and Interests.

2.	Classification

Article III of the Plan classifies Claims (except for Administrative Expense Claims, Professional Claims, Priority Tax Claims, and U.S. Trustee Fee Claims) and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan, as set forth on the following table. As provided in section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims, Professional Claims, Priority Tax Claims, and claims for U.S. Trustee fees shall not be classified for the purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article II of the Plan.

Except as otherwise provided in the Plan, nothing under the Plan is intended to or will affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is “unimpaired” under the Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.  The classification of Claims against and Interests in the Debtor under the Plan is as follows:

CLASS	DESCRIPTION	STATUS
Class 1	Secured Tax Claims	Unimpaired; presumed to accept.
Class 2	Other Secured Claims	Unimpaired; presumed to accept.
Class 3	Other Priority Claims	Unimpaired; presumed to accept.
Class 4	Senior Note Claims and Senior Note Trustee Claims	Unimpaired; presumed to accept.
Class 5	General Unsecured Claims	Unimpaired; presumed to accept.
Class 6	Subordinated Taberna Note Claims	Impaired; entitled to vote.
Class 7	Subordinated RF Junior Note Claims	Impaired; entitled to vote.
Class 8	Intercompany Claims	Unimpaired; presumed to accept.
Class 9	Intercompany Interests	Unimpaired/Impaired; presumed to accept/deemed to reject.
Class 10	Section 510(b) Claims	Unimpaired; presumed to accept.
Class 11	Preferred Interests in RAIT Financial Trust	Fully Impaired; deemed to reject.
Class 12	Preferred Interests in Taberna	Fully Impaired; deemed to reject.
Class 13	Common Interests in RAIT Financial Trust	Fully Impaired; deemed to reject.

Consistent with section 1122 of the Bankruptcy Code, a Claim is classified by the Plan in a particular Class only to the extent the Claim is within the description of the Class, and a Claim is classified in a different Class to the extent it is within the description of that different Class.

3.	Treatment

Article III of the Plan sets forth the treatment of classified Claims and Interests, which is summarized below. The treatment of Claims and Interests in the Plan is in full and complete satisfaction of the legal, contractual, and equitable rights that each Person holding an Allowed Claim or Interest may have in or against the Debtors or their property. This treatment supersedes and replaces any agreements or rights those Persons have in or against the Debtors or their property. The treatment of an Allowed Claim under the Plan is subject in all respects to any agreement by the Holder of such Allowed Claim to accept less favorable treatment. All distributions under the Plan will be tendered to the Person holding the Allowed Claim in accordance with the terms of the Plan. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NO DISTRIBUTIONS WILL BE MADE AND NO RIGHTS WILL BE RETAINED ON ACCOUNT OF ANY CLAIM THAT IS NOT AN ALLOWED CLAIM.

(a)	Class 1—Secured Tax Claims

The Plan defines Secured Tax Claims as any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

The Plan provides that a Holder of an Allowed Secured Tax Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Secured Tax Claim.

This treatment satisfies the requirements of Section 1129(a)(9)(B) of the Bankruptcy Code.

Class 1 is Unimpaired.  The Holders of Secured Tax Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtors scheduled $0 of Claims as Secured Tax Claims.

(b)	Class 2—Other Secured Claims

The Plan defines an Other Secured Claims as any Secured Claim other than a Secured Tax Claim or a Secured Subordinated Note Claim.

The Plan provides that a Holder of an Other Secured Claim shall receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Other Secured Claim; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

This treatment satisfies the requirements of Section 1129(a)(9)(B) of the Bankruptcy Code.

Class 2 is Unimpaired.  The Holders of Other Secured Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtors scheduled $0 of Claims as Other Secured Claims.

(c)	Class 3—Other Priority Claims

The Plan defines Other Priority Claims as any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

The Plan provides that a Holder of an Other Priority Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Other Priority Claim.

This treatment satisfies the requirements of Section 1129(a)(9)(B) of the Bankruptcy Code.

Class 3 is Unimpaired.  The Holders of Other Priority Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtors scheduled $0 of Claims as Other Priority Claims.

(d)	Class 4—Senior Note Claims and Senior Note Trustee Claims

The Plan defines Senior Note Claims as Claims arising under (i) the certain 7.625% senior notes issued by RAIT Financial Trust on April 14, 2014, with a maturity date of April 15, 2024, and (ii) the certain 7.125% senior notes issued by RAIT Financial Trust on August 14, 2014, with a maturity date of August 30, 2019.

The Plan provides that a Holder of a Senior Note Claim and Senior Note Trustee Claim shall receive payment in Cash in an amount equal to the amount of such Allowed Senior Note Claim and Senior Note Trustee.

This treatment satisfies the requirements of Section 1129(a)(9)(B) of the Bankruptcy Code.

Class 4 is Unimpaired.  The Holders of Senior Note Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtors scheduled $123,394,972 of Claims as Senior Note Claims.

(e)	Class 5—General Unsecured Claims

The Plan defines General Unsecured Claims as any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Senior Note Claim, a RAIT Parent Subordinated Guaranty Claim, a Subordinated Taberna Note Claim, a Subordinated RF Junior Note Claim, a Section 510(b) Claim, or an Intercompany Claim.

The Plan provides that a Holder of a General Unsecured Claims shall receive shall receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed General Unsecured Claim; or (b) Reinstatement of such Claim.

Class 5 is Unimpaired.  The Holders of General Unsecured Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtors did not schedule any non-contingent, liquidated, undisputed Claims as General Unsecured Claims, but they estimate there will be approximately $1,500,000 to $3,600,000 of General Unsecured Claims that could potentially be Allowed in the Chapter 11 Cases.

(f)	Class 6—Subordinated Taberna Note Claim

The Plan defines Subordinated Taberna Note Claim as a Claim arising under that certain $18,670,743 junior subordinated note issued by Taberna on October 25, 2010, with a maturity date of March 30, 2035.

Under the Plan, the Subordinated Taberna Note Claims shall be Allowed as a single Claim in the aggregate amount of $18,670,743 (the “Allowed Taberna Note Claim Amount”).

The Plan provides that the Holder of the Allowed Subordinated Taberna Note Claim shall receive up to the Allowed Taberna Note Claim Amount payment in cash of (i) $12,250,000 from Distribution Proceeds, plus (ii) after receipt by the Holder of the Allowed Subordinated RF Junior Note Claim of an amount equal to $1,750,000 from the Second-Half Sale Transaction Escrow, an amount equal to $250,000 (or such amount as may be available) from the Second-Half Sale Transaction Escrow, plus, subject to the payment in full of the Allowed RAIT Funding Claim Amount, (a) all other Distribution Proceeds, if any, plus (b) any funds, if any, remaining in the Disputed Claim Reserve after all Disputed Claims are Allowed or otherwise resolved, plus (c) any funds remaining in the Wind-Down Reserve, provided however, that the amount paid pursuant to the Plan shall not exceed the Allowed Taberna Note Claim Amount.

Class 6 is Impaired.  The Holder of the Subordinated Taberna Note Claim in Class 6 is, therefore, entitled to vote to accept or reject the Plan.

(g)	Class 7—Subordinated RF Junior Note Claim and RAIT Parent Subordinated Guaranty Claim

The Plan defines the Subordinated RF Junior Note Claims as Claims arising under the Subordinated RF Junior Note pursuant to the RF Note Indenture, which shall include claims for fees and charges by the Subordinated RF Junior Note Indenture Trustee pursuant to the RF Note Indenture, provided that (i) the Subordinated RF Junior Note Indenture Trustee shall reasonably estimate its fees and charges, and shall deliver such estimate to the Debtors no later than five days before the Effective Date (which estimate shall not be deemed to limit the amount of the fees and charges that are the subject of the Subordinated RF Junior Note Indenture Trustee’s request for payment of its fees and charges) and (ii) if the Subordinated RF Junior Note Indenture Trustee does not provide an estimate, the Debtors or the Plan Administrator may estimate the fees and charges of the Subordinated RF Junior Note Indenture Trustee..

The Plan defines the RAIT Parent Subordinated Guaranty Claim as the Claim arising under that certain Parent Guarantee Agreement dated as of February 12, 2007, by and between RAIT Financial Trust, as Parent Guarantor, and The Bank of New York Trust Company, National Association, as Guarantee Trustee.

The Plan provides that the Subordinated RF Junior Note Claim and the RAIT Parent Subordinated Guaranty Claim shall be Allowed as a single Claim (the “Allowed RAIT Funding Claim”) against RAIT Financial Trust in the aggregate amount of $23,750,000 (the “Allowed RAIT Funding Claim Amount”).

Under the Plan, the Holders of the Allowed RAIT Funding Claim shall receive up to the Allowed RAIT Funding Claim Amount from (a) the Distribution Proceeds after the Holder of the Subordinated Taberna Note Claim receives $12,250,000 from Distribution Proceeds plus (b) any funds remaining in the Disputed Claims Reserve after all disputed Claims are Allowed or otherwise resolved, plus (c) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the First-Half Sale Transaction Escrow, plus, (d) all proceeds otherwise payable to the Sellers under the Purchase Agreement of the Second-Half Transaction Escrow up to $1,750,000 on a first-out basis, plus (e) any funds remaining in the Wind-Down Reserve.

Class 7 is Impaired.  The Holder of the Allowed RAIT Funding Claim in Class 7 is, therefore, entitled to vote to accept or reject the Plan.

(h)	Class 8—Intercompany Claims

The Plan defines Intercompany Claims as any Claim held by a Debtor or a Debtor’s Affiliate against a Debtor or a Debtor’s Affiliate.

The Plan provides that each Allowed Intercompany Claim, unless otherwise provided for under the Plan, will be Reinstated.

Class 8 is Unimpaired.  The Holders of the Intercompany Claims are, therefore, not entitled to vote on and are deemed to accept the Plan.

The Debtor did not schedule any Claims as Intercompany Claims.

(i)	Class 9—Intercompany Interests

The Plan defines Intercompany Interests as an Interest in one Debtor held by another Debtor or a Debtor’s Affiliate.  Class 9 consists of any Intercompany Interests in RAIT General, RAIT Limited, Taberna, RAIT JV TRS, RAIT JV TRS Sub, and RAIT Funding.

The Plan provides that each Allowed Intercompany Interest shall, at the Debtors’ election: (a) be Reinstated for administrative convenience; or (b) be canceled and released without any distribution on account to of such Interests.

Class 9 is either Unimpaired, and the Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and the Holders of Intercompany Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

(j)	Class 10—Section 510(b) Claim

The Plan defines Section 510(b) Claims as any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

The Plan requires that a Class 10 Claim, if existing, may only become Allowed by Final Order of the Bankruptcy Court.

The Plan provides that each Holder of an Allowed Section 510(b) Claim (if any) shall receive, at the Debtors’ election: (a) payment in Cash in an amount equal to the amount of such Allowed Section 510(b) Claim; (b) Reinstatement of such Claim; or (C) in accordance with section 510(b) of the Bankruptcy Code, treatment as if such Holder held a number of Allowed Preferred Interests or Common Interests, as applicable, equal in value to the amount of its Allowed Section 510(b) Claim.

The Debtors are not aware of any asserted Class 10 Claim and believe that no Class 10 Claim exists.

Class 10 is Unimpaired.  The Holders (if any) of the Section 510(b) Claims (if any) are, therefore, not entitled to vote on and are deemed to accept the Plan.

(k)	Class 11—Preferred Interests in RAIT Financial Trust

The Plan defines Preferred Interests in RAIT Financial Trust as the following series of preferred stock in RAIT Financial Trust (excluding any Intercompany Interests):  (a) 7.75% Series A cumulative redeemable preferred shares of RAIT Financial Trust (OTCPK: RASGQ); (b) 8.375% Series B cumulative redeemable preferred shares of RAIT Financial Trust (OTCPK: RASJQ); and (c) 8.875% Series C cumulative redeemable preferred shares of RAIT Financial Trust (OTCPK: RASLQ).

The Plan provides that each Preferred Interest in RAIT Financial Trust shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Preferred Interests in RAIT Financial Trust shall be entitled to any recovery or distribution under the Plan on account of such Interests.

Class 11 is Fully Impaired.  Holders of Class 11 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 11 Interests are, therefore, not entitled to vote to accept or reject the Plan.

(l)	Class 12—Preferred Interests in Taberna

The Plan defines Preferred Interests in Taberna as the 12.5% Series A cumulative non-voting preferred shares of Taberna (excluding any Intercompany Interests).

The Plan provides that each Preferred Interest in Taberna shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Preferred Interests in Taberna shall be entitled to any recovery or distribution under the Plan on account of such Interests.

Class 12 is Fully Impaired.  Holders of Class 12 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 12 Interests are, therefore, not entitled to vote to accept or reject the Plan.

(m)	Class 13—Common Interests

The Plan defines Common Interests as the common stock of RAIT Financial Trust (OTCPK: RASFQ).

The Plan provides that each Common Interest shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Common Interests shall be entitled to any recovery or distribution under the Plan on account of such Interests.

Class 13 is Fully Impaired.  Holders of Class 13 Interests are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Holders of Class 13 Interests are, therefore, not entitled to vote to accept or reject the Plan.

C.	Treatment of Unclassified Claims
1.	Summary

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.  The Plan sets for the treatment of Administrative and Priority Claims in Article II of the Plan.

2.	Treatment of Administrative Claims

The Plan defines Administrative Claim as a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

The Plan provides that unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Plan Administrator, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either:  (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, then in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims without any further action by the Holders of such Allowed Administrative Claims.

This treatment satisfies the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

3.	Administrative Claims Bar Date

Requests for the payment of Administrative Claims other than Professional Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order no later than thirty (30) days after the Effective Date (the “Administrative Claims Bar Date”). Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such claims by such date shall be forever barred, estopped, and enjoined from asserting such Claims against the Debtors, the Reorganized Debtors, or their assets or properties. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously allowed by Final Order, including all Administrative Claims expressly allowed under the Plan.

4.	Deadline for Professional Claims

All final requests for payment of Professional Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than forty-five (45) days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, and the Plan Administrator shall pay the full unpaid amount of such Allowed Administrative Claim in Cash.

5.	Priority Tax Claims

The Plan defines Priority Tax Claims as any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.  Under the Plan, each Holder of an Allowed Priority Tax Claim shall receive, on the Effective Date or as soon as practicable thereafter, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.

This treatment satisfies the requirements of Section 1129(a)(9)(C) of the Bankruptcy Code.

6.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors. On and after the Effective Date, to the extent applicable, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of the applicable Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

D.	Means for Implementation
1.	Sources of Consideration for Monetary Plan Distributions

The Reorganized Debtors will fund distributions under the Plan with Cash on hand on the Effective Date and the revenues and proceeds of all assets of the Debtors or Reorganized Debtors, including the Sale Transaction proceeds and all Causes of Action not settled, released, discharged, enjoined, or exculpated under the Plan or otherwise on or prior to the Effective Date.

2.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Purchase Agreement, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date, the assets of the Debtors shall vest in the Reorganized Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided for in the Plan, the Debtors and the Reorganized Debtors may operate their business and use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

3.	Designation of the Plan Administrator

A Plan Administrator shall be designated by the Debtors prior to the Confirmation Hearing, who shall act for the Reorganized Debtors after the Effective Date in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same), solely for the benefit of the Holders of Class 6 and Class 7 Claims. On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, and officers of the Debtors shall terminate, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Reorganized Debtors, and shall succeed to the powers of the Debtors’ managers, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Reorganized Debtors.

4.	Dissolution of the Debtors

Unless otherwise provided in the Plan, the Reorganized Debtors shall be dissolved as soon as practicable on or after the Effective Date.  The Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of such Debtor under the applicable laws of its state of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Reorganized Debtors’ certificate of dissolution or similar document shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule.

5.	Effectuating Documents; Further Transactions

Prior to the Effective Date, the Debtors are, and on and after the Effective Date, the Reorganized Debtors and the Plan Administrator are, authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notice, or consents, except for those expressly required pursuant to the Plan.

6.	Retiree Benefits

In accordance with section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

E.	Treatment of Unexpired Leases and Executory Contracts

Article V of the Plan sets forth the treatment of executory contracts and unexpired leases of the Debtors.

1.	Rejection or Assumption of Remaining Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned, including any employee benefit plans and other Executory Contracts under which employee obligations arise, shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Effective Date; (3) is to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with the Sale Transaction; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; or (5) is an insurance policy, including but not limited to, any D&O Liability Insurance Policy.

Notwithstanding the foregoing, on the Effective Date, the Employee Retention and Severance Plans Reorganized shall be deemed assumed and the Plan Administrator shall be authorized to make payments, subject to the satisfaction of the applicable terms and conditions of such plans.

2.	Approval or Rejection or Assumption of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption of the Executory Contracts or Unexpired Leases as provided in the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

3.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

4.	Cure of Defaults and Objections to Cure and Assumption

The Debtors or the Plan Administrator, as applicable, shall pay Cure Claims on the Effective Date or as soon as practicable thereafter.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or Plan Administrator must be filed with the Claims and Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Plan Administrator of the Cure; provided, however, that nothing herein shall prevent the Plan Administrator from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure.  The Plan Administrator also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Plan Administrator’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding a Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Claim shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Plan Administrator, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  The Debtors or Plan Administrator, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption or determining the Cure Claim or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease, is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed satisfied as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5.	Rejection Damage Claims and Objections to Rejections

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Confirmation Date or the effective date of rejection.  Any such Proofs of Claim that are not timely filed shall be disallowed without the need for any further notice to or action, order, or approval of the Bankruptcy Court.  Such Proofs of Claim shall be forever barred, estopped, and enjoined from assertion.  Moreover, such Proofs of Claim shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 5 - General Unsecured Claims against the applicable Debtor counterparty thereto.

6.	Indemnification Obligations

Pursuant to Section 5.6 of the Plan, all indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the post-petition directors, officers, trustees, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

7.	Director and Officer Liability Insurance

Pursuant to Section 5.7 of the Plan, to the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ and each of its or their, as appropriate, Affiliates’, directors, trustees, managers, officers, and employees serving on or before the Petition Date pursuant to section 365(a) of the Bankruptcy Code, and coverage for defense and indemnity under any of the D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in any of the D&O Liability Insurance Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

8.	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

F.	Provisions Regarding Distributions

Article VI of the Plan sets forth the provisions governing distributions on account of claims and interests allowed as of the Effective Date.

1.	Allowance Requirement

Only Holders of Allowed Claims are entitled to receive distributions under the Plan.

An Allowed Administrative Expense Claim is an Administrative Expense Claim that has been allowed, or adjudicated in favor of the Holder by estimation or liquidation, by a Final Order, that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case and as to which there is no dispute as to the Debtors’ liability, or that has become allowed by failure to object pursuant to the Plan.

As to all other types of Claims, an Allowed Claim is (i) any Claim, proof of which has been timely Filed by the applicable Claims Bar Date; (ii) any Claim that is listed in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary Proof of Claim has been timely Filed; (iii) any Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, however, that with respect to any Claim described in clauses (i) and (ii) above, such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within the applicable period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or by a Final Order of the Bankruptcy Court.

2.	Delivery of Distributions in General

Pursuant to Section 6.1 of the Plan, except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a)(1), respectively.  The first Distribution Date for Claims Allowed on or before the Effective Date shall be as soon as reasonably practical after the Effective Date, but no later than thirty (30) days following the Effective Date.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Distribution Dates shall occur no less frequently than every thirty (30) days, as necessary in the Plan Administrator’s sole discretion, after the Effective Date.  Each distribution to the Trustees on Allowed Claims in Class 4, Class 6, and Class 7 shall be subject in all respects to the right of the Trustees to assert any applicable charging liens against the respective distribution in accordance to the terms of the applicable Indentures.

3.	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date.  Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred fewer than twenty (20) days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

4.	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.

5.	Undeliverable, and Unclaimed Distributions
(1)

Undeliverable Distributions.  If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section (2), and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(2)

Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor.  Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

7.	Claims Paid by Insurance Carriers; Applicability of Insurance Policies

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be disallowed to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

8.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

9.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

G.	Procedures for Resolving Disputed Claims and Interests

Article VII of the Plan sets forth the procedures for resolving Disputed Claims and Interests.

1.	Disputed Claims Process

Except as otherwise provided in the Plan, if a party files a proof of claim and the Debtors or Plan Administrator, as applicable, do not determine in their sole discretion, and without the need for notice to or action, order or approval of the Bankruptcy Court, that the Claim subject to such proof of claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in Article VII of the Plan.  Except as otherwise provided in the Plan, all proofs of claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court.

2.	Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the Claims Objection Bar Date.  All Claims and Interests not objected to by the end of such period shall be deemed Allowed.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including any Causes of Action against the Holder of such Disputed Claim or Interest.

3.	Late Claims

EXCEPT AS OTHERWISE AGREED BY THE DEBTOR OR THE REORGANIZED DEBTOR, AS APPLICABLE, ANY PERSON OR ENTITY THAT WAS REQUIRED TO FILE A TIMELY PROOF OF CLAIM AND FAILED TO DO SO ON OR BEFORE THE CLAIMS BAR DATE SHALL NOT, WITH RESPECT TO SUCH CLAIM, BE TREATED AS A CREDITOR OF THE DEBTOR FOR THE PURPOSE OF VOTING ON, OR RECEIVING DISTRIBUTIONS UNDER, THIS PLAN.

4.	Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.  To the extent that there are surplus Distribution Proceeds or funds remaining in the Disputed Claim Reserve or Wind-Down Reserve after payment in full of the Allowed Taberna Note Claim Amount and Allowed RAIT Funding Claim Amount, the Plan Administrator shall file a motion with the Bankruptcy Court to distribute such funds in accordance with applicable law.

5.	Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

H.	The Plan Administrator

Pursuant to Article VIII of the Plan, the powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Distribution Proceeds and the proceeds, if any, from the Sale Transaction Escrow and wind down the business and affairs of the Debtors and the Reorganized Debtors, including: (1) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Reorganized Debtors; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Proceeds or otherwise; (3) making distributions as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Reorganized Debtors; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Reorganized Debtors; (7) administering and paying taxes of the Reorganized Debtors, including filing tax returns; (8) representing the interests of the Reorganized Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding, or audit; and (9) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

1.	Plan Administrator Rights and Powers

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out its responsibilities under the Plan, and as otherwise provided in the Confirmation Order. The Plan Administrator shall be the exclusive trustee of the assets of the Reorganized Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

2.	Retention of Professionals

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of its duties. The reasonable fees and expenses of such professionals shall be paid by the Reorganized Debtors from the Wind-Down Reserve upon the monthly submission of statements to the Plan Administrator. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court.

3.	Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement and paid out of the Wind-Down Reserve. Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to, or action, order, or approval of, the Bankruptcy Court in Cash from the Wind-Down Reserve if such amounts relate to any actions taken hereunder.

4.	Wind-Down

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall: (1) to the extent applicable, file a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of their state of incorporation or formation (as applicable); and (2) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. Any certificate of dissolution or equivalent document may be executed by the Plan Administrator without need for any action or approval by the shareholders or board of directors, trustees, or managers of any Debtor. From and after the Effective Date, except with respect to the Reorganized Debtors as set forth herein, the Debtors (1) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (2) shall be deemed to have canceled pursuant to this Plan all Interests, and (3) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. Notwithstanding the Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Claims.

The filing of the final monthly report (if required for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

5.	Exculpation, Indemnification, Insurance, and Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Reorganized Debtors. The Plan Administrator may obtain, at the expense of the Reorganized Debtors and with funds from the Wind-Down Reserve, commercially reasonable liability, errors and omissions, directors and officers, or other appropriate insurance with respect to the indemnification obligations of the Reorganized Debtors. The Plan Administrator may rely upon written information previously generated by the Debtors.

Notwithstanding anything to the contrary contained in the Plan, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

6.	Tax Returns

After the Effective Date, the Plan Administrator, or an accounting firm that the Plan Administrator designates and provides oversight, shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors and non-debtor Affiliates, as applicable, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of any Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

7.	Dissolution of the Reorganized Debtors

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Reorganized Debtors shall be deemed to be dissolved without any further action by the Reorganized Debtors, including the filing of any documents with the secretary of state for the state in which the Reorganized Debtors is formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Reorganized Debtors in and withdraw the Reorganized Debtors from applicable state(s).

I.	Effect of Confirmation of the Plan
1.	Discharge of Claims and Termination of Interests

To the maximum extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action against any Debtor of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Causes of Action accrued before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. Unless expressly provided in the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

2.	Term of Injunction or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

3.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

4.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, Plan Administrator, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, Plan Administrator, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;
(b)

any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)

the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)

the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims so released; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action so released.

5.	Releases by Holder of Claims and Interests

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor or Reorganized Debtor, as applicable, and each other Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;
(b)

any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan;

(c)

the Chapter 11 Cases, the Disclosure Statement, the Plan, the Purchase Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)

the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims so released; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any Claim or Cause of Action so released against any of the Released Parties.

6.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Sale Transaction, the Purchase Agreement, or any Plan Document, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon closing of the Chapter 11 Cases or the Effective Date shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Injunction

Except with respect to the obligations arising under the Plan or the Confirmation Order, and except as otherwise expressly provided in the Plan or the Confirmation Order, all Entities that held, hold, or may hold claims or interests that have been released, discharged, or exculpated pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or Reorganized Debtors, or the other Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

8.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

10.	Dissolution of Creditors Committee

On the Effective Date, the Creditors Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Claims for services and reimbursement of expenses incurred prior to the Effective Date by such Creditors Committee and its Professionals.

J.	Conditions Precedent to the Effective Date
1.	Conditions Precedent to the Effective Date

Under Section 10.1 of the Plan, it shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 10.2 of the Plan:

(a)	The Plan Documents shall be in form and substance reasonably acceptable to the RSA Counterparties;
(b)

the Confirmation Order shall have been entered, shall be in form and substance reasonably acceptable to the RSA Counterparties, and such order shall not have been stayed, modified, or vacated on appeal;

(c)	the Sale Transaction shall have been consummated;
(d)

the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Plan Documents;

(e)	the Debtors shall have paid or reserved for all statutory fees due to the United States Trustee;
(f)	the Debtors shall have paid or reserved for all expenses and payments due to be made on the Effective Date of the Plan; and
(g)	not more than 240 days shall have passed from the Petition Date.
2.	Waiver of Conditions Precedent

The Debtors, with the written consent of the RSA Counterparties, may waive any of the conditions to the Effective Date set forth in Section 10.1 of the Plan any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

3.	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall:  (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

K.	Modification, Revocation, or Withdrawal of the Plan
1.	Modification and Amendments

Effective as of the date hereof:  (a) the Debtors reserve the right, with the reasonable consent of the Creditors Committee and RSA Counterparties, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein; and (b) after the entry of the Confirmation Order (and before the Effective Date with the reasonable consent of the Creditors Committee and RSA Counterparties), the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein.

2.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity

L.	Retention of Jurisdiction by the Court

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the maximum extent permitted by applicable law, over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including specifically jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)

resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to Article V of the Plan, of the list of Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)

ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(f)

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(g)	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
(h)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
(i)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
(j)

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4(a) of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article IX of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

(k)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
(l)	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
(m)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(n)	enter an order or Final Decree concluding or closing the Chapter 11 Cases;
(o)	enforce all orders previously entered by the Bankruptcy Court;
(p)	hear any other matter not inconsistent with the Bankruptcy Code.
M.	Miscellaneous Provisions
1.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

2.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

3.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

4.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, trustee, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

5.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	RAIT Financial Trust Two Logan Square, 23rd Floor Philadelphia, PA 19103 Attn: Jamie Reyle CEO, President & General Counsel jreyle@rait.com
Counsel to Reorganized Debtors	Drinker Biddle & Reath LLP 1177 Avenue of the Americas, 41st Floor New York, NY 10036 Attn: Michael Pompeo michael.pompeo@dbr.com
United States Trustee	Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: Richard L. Schepacarter richard.schepacarter@usdoj.gov
6.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

7.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://dm.epiq11.com/case/RTF/info or the Bankruptcy Court’s website at www.deb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

8.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

Article IV
Cramdown Request

Through the Plan, the Debtors request Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims and Interests.

The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all Impaired Classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Bankruptcy Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan. Accordingly, if any Impaired Class votes to reject or is deemed to reject the Plan, the Debtor will seek to confirm the Plan under the “cramdown” provisions of Section 1129(b) of the Bankruptcy Code.

Article V
Certain Factors to be Considered Regarding the Plan

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims or Interests should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this Disclosure Statement.

A.	Parties in Interest May Object to Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtor created seven classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such class.

B.	The Debtors May Not Be Able to Secure Confirmation of the Plan

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or interest Holder might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting Classes, confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization, and the value of distributions to non-accepting Holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code when taking into consideration all administrative expense claims and costs associated with any such Chapter 7 case. The Debtors believe that Holders of unsecured Claims would receive significantly less of a distribution under either a liquidation pursuant to Chapter 7 or Chapter 11.

If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distributions Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate its assets, in which case Holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

C.	Nonconsensual Confirmation

The “cramdown” provisions of section 1129 of the Bankruptcy Code permit the Bankruptcy Court to confirm the Plan if at least one Impaired Class of Claims against the Debtor has accepted the Plan (with such acceptance being determined without including the acceptance of any “insider” in such Class) and, as to each Impaired Class of Claims that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Impaired Class.

The Debtor reserves the right to modify the terms of the Plan as necessary for Confirmation without the acceptance of all Impaired Classes. Such modification could result in less favorable treatment for any non-accepting Classes than the treatment currently provided by the Plan.

D.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur shortly following the Confirmation Date, there can be no assurance that the Effective Date will occur or as to the actual timing of the Effective Date.

Any delay in Confirmation and effectiveness of the Plan could result in, among other things, increased Administrative Claims (including Professional Claims). These or any other negative effects of delays in Confirmation or effectiveness of the Plan could endanger the ultimate consummation of the Plan and materially alter creditor outcomes.

E.	Risk of Post-Effective Date Default

In the Confirmation Order, the Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-Effective Date defaults. The Debtors believe that their post-Effective Date cash reserves will be sufficient to meet the Reorganized Debtors’ operating requirements and other post-Effective Date obligations under the Plan.

F.	Amount or Classification of a Claim or Interest May be Subject to Objection

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.

G.	Estimated Claim Amounts by Class May Not be Accurate

There can be no assurance that the estimated Claim amounts assumed for the purposes of preparing the Plan are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated for the purpose of preparing the Disclosure Statement. Depending on the outcome of claims objections, the estimated recovery percentages provided in this Disclosure Statement may be different than the actual recovery percentages that are realized under the Plan.

H.	Validity of Votes Cast to Accept Plan Not Affected by Contingencies

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies that could affect distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

ARTICLE VI
Federal Income Tax Consequences of the Plan

Confirmation of a chapter 11 plan can have a number of tax implications for the debtor and for Holders of claims against and interests in the debtor, including discharge/cancellation of indebtedness and capital gains/losses. The tax consequences to Holders of claims or interests may vary based upon the individual circumstances of each Holder. Moreover, the tax consequences of certain aspects of a plan may be uncertain due to, in some cases, the lack of applicable legal precedent and the possibility of changes in the law.

Given the relative size of the Debtors' Estates and the diverse nature of the Claims against and Interests in the Debtors, the Debtors have not undertaken an analysis of the tax consequences of the Plan upon the Debtors or the Holders of Claims or Interests, as applicable. In addition, no ruling has been applied for or obtained from the Internal Revenue Service or any State or local taxing authority, and no opinion of counsel has been requested or obtained, by the Debtors with respect to the tax aspects of the Plan.

Accordingly, there can be no assurance that the Internal Revenue Service or any State or local taxing authority will not challenge any position taken by a Holder of a Claim or Interest as to the tax consequences of the Plan, or that such a challenge, if asserted, would not be upheld. Furthermore, the Debtors do not provide any representations or warranties to any Holders of Claims or Interests with respect to any tax attributes of the Debtors or their extent or availability following confirmation and consummation of the Plan.

**Please note that the foregoing discussion does not constitute tax advice or a tax opinion concerning the Plan. Holders of Claims and Interests and other parties in interest are strongly urged to consult with their own tax advisors regarding the tax consequences of the Plan.**

Article VII
Acceptance and Confirmation of the Plan; Voting Requirements

The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtor, including that (i) the Plan has classified Claims in a permissible manner; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code; (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by section 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of Creditors in each class (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code); (vii) the Plan is feasible and confirmation is not likely to be followed by further financial restructuring of the Debtors; (viii) the Plan is in the “best interests” of all Holders of Claims in an Impaired class (see “Best Interests Test” below); and (ix) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date. The Debtors believe that the Plan satisfies all the requirements for confirmation.

A.	Best Interests Test

Section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an impaired allowed claim or interest either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such Holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date (the “Best Interests Test”). To determine whether the Best Interests Test is satisfied, the Bankruptcy Court must estimate the aggregate cash proceeds that would be generated from the liquidation of the Debtors’ assets by a chapter 7 trustee, net of administrative expenses, and the aggregate claims that would be allowed against the chapter 7 estate, to determine the estimated creditor payout, which is then compared to the estimated creditor payouts under the Plan. A hypothetical chapter 7 liquidation analysis prepared by the Debtors (the “Liquidation Analysis”) is attached to this Disclosure Statement as Exhibit C. As is evident from the Liquidation Analysis, the Debtors believe that Creditors will receive a higher percentage payout on their Claims under the Plan than they would receive in a chapter 7 liquidation. The conversion to chapter 7 may also give rise to certain Causes of Action against the Estate.

In addition, chapter 7 liquidation would result in a significant delay in payments being made to Creditors. Under Bankruptcy Rule 3002(c), conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code would trigger a new bar date for filing claims against the Estate, which would be more than 90 days after the Chapter 11 Case converts. Not only would a chapter 7 liquidation delay distribution to Creditors, but it is possible that additional Claims that were not asserted (or were filed late) in the Chapter 11 Cases, could be filed against the Estates. Moreover, the Debtors would lose the benefit of having an established Administrative Bar Date.

For the reasons set forth above and in the Liquidation Analysis, the Debtors believe that confirmation of the Plan would provide a superior outcome for the Holders of Claims when compared to a chapter 7 liquidation. Accordingly, the Plan meets the requirements of the Best Interests Test.

B.	Financial Feasibility Test

In order to confirm a plan, the Bankruptcy Code requires the Bankruptcy Court to find that confirmation of the plan is not likely to be followed by the need for further financial restructuring of the Debtors (the “Feasibility Test”).  Thus, for the Plan to meet the Feasibility Test, the Bankruptcy Court must find that there is a reasonable likelihood that the Reorganized Debtors will possess sufficient assets to meet its obligations under the Plan. Given the anticipated cash position of the Estates as of the Effective Date of the Plan (as a result of the anticipated closing of the Sale Transaction with the Stalking Horse Purchaser), and the cessation of the Debtors’ business operations going forward, the Debtors believe that the Plan Administrator will be able to make all distributions required pursuant to the Plan and, therefore, that Confirmation of the Plan is not likely to be followed by the need for further financial restructuring.

C.	Acceptance by Impaired Classes

Section 1129(a) of the Bankruptcy Code requires that each Class of Claims or Interests that is Impaired under the Plan accept the Plan, subject to the “cramdown” exception contained in section l l 29(b) of the Bankruptcy Code. Under section 1129(b), if at least one but not all Impaired Classes do not accept the Plan, the Bankruptcy Court may nonetheless confirm the Plan if the non-accepting Classes are treated in the manner required by the Bankruptcy Code. The process by which non-accepting Classes are forced to be bound by the terms of the Plan is commonly referred to as “cramdown.” The Bankruptcy Code allows the Plan to be “crammed down” on non-accepting Classes if (i) the Plan meets all confirmation requirements except the requirement of section 1129(a)(8) of the Bankruptcy Code (i.e., that the Plan be accepted by each Impaired Class) and (ii) the Plan does not “discriminate unfairly” and is “fair and equitable” toward each Impaired Class that has not voted to accept the Plan, as referred to in section 1129(b) of the Bankruptcy Code and applicable case law.

Voting Classes under the Plan will “accept” the Plan if the Plan is accepted by Creditors that hold at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class that actually vote on the Plan.

Classes that are not Impaired under the Plan will be conclusively presumed to accept the Plan, so solicitation of acceptances from such Classes is not required. A Class is “impaired” unless (i) the legal, equitable and contractual rights to which a Claim or Interest in the Class entitles the Holder are not modified or (ii) the effect of any default is cured and the original terms of the obligation are reinstated. Under the Plan, Class 1 (Secured Tax Claims), Class 2 (Other Secured Claims), Class 3 (Other Priority Claims), Class 4 (Senior Note Claims), Class 5 (General Unsecured Claims), Class 8 (Intercompany Claims), and Class 10 (Section 510(b) Claims) are not Impaired and will, therefore, be deemed to accept the Plan; and Class 11 (Preferred Interests in RAIT Financial Trust), Class 12 (Preferred Interests in Taberna), Class 13 (Common Interests) will not receive or retain any property under the Plan on account of the Interests therein, and will therefore be deemed to have rejected the Plan. Class 9 (Intercompany Interests) is either not Impaired or fully Impaired, and thus will be presumed to accept or deemed to reject the Plan, as applicable.  The remaining Classes of Claims—i.e., Classes 6 and 7—are Impaired under the Plan and Holders of Claims in such Classes are entitled to vote to accept or reject the Plan.

Article VIII
Recommendation and Conclusion

THE DEBTORS BELIEVE THAT CONFIRMATION AND CONSUMMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND THAT THE PLAN SHOULD BE CONFIRMED. THE DEBTORS STRONGLY RECOMMEND THAT ALL CREDITORS RECEIVING A BALLOT VOTE IN FAVOR OF THE PLAN.

Dated: October 14, 2019	RAIT FINANCIAL TRUST RAIT GENERAL, INC. RAIT LIMITED, INC. TABERNA REALTY FINANCE TRUST RAIT JV TRS, LLC RAIT JV TRS SUB, LLC RAIT FUNDING, LLC
By: /s/ John J. Reyle
Name: John J. Reyle Title: CEO, President, and General Counsel

List of Omitted Exhibits

The following exhibit to the Disclosure Statement for Debtors’ Joint Chapter 11 Plan has not been provided herein:

Exhibit D - An organizational chart of the Debtors and certain non-debtor affiliates

The registrant hereby undertakes to furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission upon request.

EXHIBIT A

The Plan

[Filed at D.I. __]

EXHIBIT B

The Disclosure Statement Order

[To be included in solicitation version]

EXHIBIT C

Liquidation Analysis

[To be filed]

EXHIBIT D

Organizational Chart

11

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: RAIT Funding, LLC, a Delaware limited liability company (9983); RAIT Financial Trust, a Maryland real estate investment trust (9819); RAIT General, Inc., a Maryland corporation (9987); RAIT Limited, Inc., a Maryland corporation (9773); Taberna Realty Finance Trust, a Maryland real estate investment trust (3577); RAIT JV TRS, LLC, a Delaware limited liability company (3190); and RAIT JV TRS Sub, LLC, a Delaware limited liability company (4870).  The mailing address for all Debtors is Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103 (Attn: John J. Reyle).

22	The bases for the recovery estimates are discussed in the Liquidation Analysis attached as Exhibit C hereto.
33	This estimated amount does not include the fees or expenses of the Indenture Trustee that may be Allowed as part of the Senior Note Claim.
44

RAIT Asset Holdings was an inactive indirect subsidiary of RAIT Financial Trust and was contributed to RAIT General and RAIT Limited in connection with the internal restructuring noted in footnote 5 to hold certain of the RAIT subsidiaries that the Stalking Horse Purchaser is not acquiring, including RAIT Asset Holdings.

55	The remaining preferred stock is held by unaffiliated third parties.
66

In August 2019, to facilitate a sale of the equity of RAIT Partnership to the Stalking Horse Purchaser, all of RAIT Partnership’s 26 inactive subsidiaries and its 90% interest in RAIT JV TRS, LLC, were contributed by RAIT Partnership to RAIT Asset Holdings, the equity in which was, in turn, distributed pro rata to RAIT General (1%) and RAIT Limited (99%).

77	The principal balance is approximately $6,712,616 as of the Petition Date.
88

The Liberty Bank Borrowers, who are managed by non-members that are affiliates of RAIT Partnership (RAIT Executive Mews Manager III, Inc. and RAIT Executive Mews Manager II, Inc.), own certain commercial real property in Cherry Hill, New Jersey that secures the referenced Mortgage Note.  This property is master leased by the Liberty Bank Borrower to an affiliate of RAIT Partnership (REM Cherry Hill, LLC), which also has an option to purchase the equity in the Liberty Bank Borrowers.

99

Upon the adoption of Accounting Standards Update (ASU) 2016-01 issued by the Financial Accounting Standards Board, changes in fair value for the note due to changes in the obligor’s credit risk were required to be recognized in other comprehensive income, and changes in fair value due to all other factors were required to be recognized in earnings.

1010

RAIT General and RAIT Limited do not have any material assets apart from their equity interests in non-debtor affiliates RAIT Partnership and RAIT Asset Holdings.  RAIT Funding does not have any material assets apart from its equity interest in non-debtor affiliate Taberna Funding Capital Trust I.  RAIT JV TRS does not have any material assets apart from its equity interest in Debtor RAIT JV TRS Sub.

1111	Stated balances are current as of the July 2019 reports from the securitization trustees.
1212	RAIT ownership of bonds and equity interests includes ownership of all RAIT entities, whether they are Debtor or non-Debtor entities.
1313

More specifically, these assets are owned by Debtor Taberna or non-debtors RAIT Partnership; Edgerton Preferred Member, LLC; Grange Preferred Member, LLC; Walnut Ridge Preferred Member, LLC; Bluemound Preferred Member, LLC; Walnut Ridge Preferred Member, LLC; RAIT Capital Corp.; RAIT 2017-FL7 Intermediate Trust; RAIT 2017-FL8 Intermediate Trust; and RAIT CRE CDO I, Ltd., as applicable.

1414

More specifically, these assets are owned by non-debtors RAIT Partnership; Beachcomber Beach Resort Florida, LLC; St. Pete Beach Holdings, LLC; Oakland Plaza Owner, LLC; Oakland Square Owner, LLC; Union Medical Campus Owner, LLC; Washington SC SPE Owner, LLC; or Raritan Center SPE Owner, LLC, as applicable.  In addition, two of these assets are controlled by non-debtors REM Cherry Hill, LLC and REM-Willow Grove, L.P., as applicable.  The underlying entities that own that REO are considered “variable-interest entities” under FASB ASC Topic 810 and are consolidated by non-debtors REM Cherry Hill, LLC and REM Willow Grove, L.P., as applicable, under that accounting standard.

1515	This note was issued by Taberna.
1616

Prior to 2018, all but $0.9 million of the 7.0% convertible notes were repurchased by RAIT Financial Trust in the open market or put to RAIT Financial Trust.  In 2018, RAIT Financial Trust exercised its right to optionally redeem and cancel the remaining 7.0% convertible secured notes.

1717	All of these notes were fully repaid by September 2018.
1818

Prior to 2018, RAIT Asset Holdings IV, LLC redeemed some of its preferred units, which resulted in the cancellation of the linked Series D Preferred Shares issued by RAIT Financial Trust.  In 2018, RAIT Asset Holdings IV, LLC redeemed its remaining preferred units, which resulted in the cancellation of the remaining Series D Preferred Shares issued by RAIT Financial Trust.

1919

Prior to and during 2018, RAIT Financial Trust repurchased some of the 4.0% convertible secured notes in the open market.  In 2018, some of the 4.0% convertible notes were put to RAIT Financial Trust, and RAIT Financial Trust exercised its right to optionally redeem and cancel the remaining notes.

2020

On May 11, 2018 when the common share price fell below $0.16, the NYSE suspended trading in RAIT Financial Trust’s common shares and commenced delisting proceedings with respect to all of RAIT’s publicly traded securities.  The delisting became effective on December 17, 2018.  Due to the strategic decisions made by RAIT’s Board and management beginning in late February 2018, the delisting did not ultimately result in triggering defaults across RAIT Financial Trust’s capital structure.